                           ASSET PURCHASE AGREEMENT

                        Dated as of December 12, 1997,

                                     Among

                       MMI PRODUCTS, INC. ("PURCHASER")

                                      and

                      THE BURKE GROUP, L.L.C. ("SELLER")

TABLE CONTENTS


LIST OF SCHEDULES                                                           iv

LIST OF EXHIBITS                                                             v

ARTICLE I
      SALE AND PURCHASE OF ASSETS                                            1
      1.1   Agreement to Sell and Purchase                                   1
      1.2   Purchase Price; Assumed Liabilities, Etc.                        2
      1.3   Indemnification Fund                                             5
      1.4   Prorations                                                       5
      1.5   Allocation of Consideration                                      5
      1.6   Post-Closing Adjustment                                          5
      1.7   Uncollectible Accounts                                           7

ARTICLE II
      REPRESENTATIONS AND WARRANTIES                                         7
      2.1   Representations and Warranties of Seller                         7
            2.1.1   Organization                                             8
            2.1.2   Authorization and Effect of Agreement                    8
            2.1.3   Conflicts                                                8
            2.1.4   Consents                                                 9
            2.1.5   Financial Statements                                     9
            2.1.6   Absence of Certain Changes and Events                   10
            2.1.7   Inventory                                               10
            2.1.8   Real Property                                           10
            2.1.9   Physical Assets and Properties                          12
            2.1.10  Intangible Assets and Properties                        12
            2.1.11  Contracts                                               13
            2.1.12  Contract Defaults                                       13
            2.1.13  Sufficiency of Acquired Assets                          13
            2.1.14  Compliance With Laws                                    13
            2.1.15  Environmental Matters                                   14
            2.1.16  Insurance                                               15
            2.1.17  Litigation; Decrees                                     15
            2.1.18  Employee Matters                                        15
            2.1.19  Labor Matters                                           18
            2.1.20  Customers and Suppliers                                 18
            2.1.21  Warranty and Product Liability Claims                   18
            2.1.22  Licenses, Permits, Etc.                                 19
            2.1.23  Employees and Consultants                               19


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            2.1.24  Disclosure                                              19
            2.1.25  Taxes and Fees                                          19
            2.1.26  Accounts Receivable                                     20
            2.1.27  Interest in Competitors, Suppliers, Customers, Etc      20
            2.1.28  Finders                                                 20
            2.1.29  Books of Account                                        20
      2.2   Representations and Warranties of Purchaser                     20
            2.2.1   Corporate Organization                                  20
            2.2.2   Authorization and Effect of Agreement                   20
            2.2.3   Conflicts                                               21
            2.2.4   Consents                                                21
            2.2.5   Adequate Funds                                          21
            2.2.6   Disclosure                                              21

ARTICLE III
      COVENANTS                                                             21
      3.1   Covenants of Seller                                             21
            3.1.1   Employees and Business Relations                        22
            3.1.2   Update Representations and Warranties                   22
            3.1.3   Satisfaction of Conditions                              22
            3.1.4   Sale of Acquired Assets;  Negotiations                  22
            3.1.5   Access                                                  23
            3.1.6   Operation of the Business                               23
            3.1.7   WARN Act Compliance                                     24
            3.1.8   Environmental Inspections                               25
            3.1.9   Employees                                               25
            3.1.10  1997 Financial Statements                               25
            3.1.11  HSR Notification                                        25
            3.1.12  Physical Inventory                                      26
            3.1.13  Environmental Matters                                   26
      3.2   Covenants of Purchaser                                          26
            3.2.1   Closing                                                 26
            3.2.2   Employees                                               26
            3.2.3   Employee Benefits                                       26
            3.2.4   Collective Bargaining Agreements                        27
            3.2.5   Surveys; Title Commitments                              27

ARTICLE IV
      CLOSING                                                               27
      4.1   Closing                                                         27
      4.2   Conditions to Closing                                           27


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ARTICLE V
      SURVIVAL AND INDEMNIFICATION                                          31
      5.1   Survival of Representations, Warranties and Covenants           31
      5.2   Indemnification by Seller                                       32
      5.3   Indemnification by Purchaser                                    33
      5.4   Indemnification Procedures                                      33
      5.5   Limitations                                                     35
      5.6   Remedies Cumulative                                             35
      5.7   Adjustment to Purchase Price                                    35

ARTICLE VI
      POST-CLOSING COVENANTS                                                35
      6.1   Payment Received                                                35
      6.2   Copies of Records                                               35
      6.3   Use of Name                                                     35
      6.4   Further Assurances                                              36

ARTICLE VII
      MISCELLANEOUS PROVISIONS                                              36
      7.1   Termination                                                     36
      7.2   Transfer Taxes                                                  37
      7.3   Expenses                                                        37
      7.4   Contents of Agreement; Parties in Interest; etc.                37
      7.5   Assignment and Binding Effect                                   38
      7.6   Waiver                                                          38
      7.7   Non-Assignable Contracts                                        38
      7.8   Notices                                                         38
      7.9   Governing Law                                                   39
      7.10  Confidentiality and Press Release                               39
      7.11  No Benefit to Others                                            40
      7.12  Headings; Gender; Certain Terms                                 40
      7.13  Schedules and Exhibits                                          40
      7.14  Risk of Loss and Casualty Damage                                40
      7.15  Severability                                                    41
      7.16  Counterparts                                                    41
      7.17  Attorney Fees                                                   41


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                               LIST OF SCHEDULES

Schedule 1.1                             Excluded Assets
Schedule 1.2A                            Critical Expenditures
Schedule 1.2F                            Certain Assumed Liabilities
Schedule 2.1.1                           Jurisdictions of Qualification
Schedule 2.1.4                           Consents
Schedule 2.1.6                           Certain Changes and Events
Schedule 2.1.7                           Inventory
Schedule 2.1.8A                          Owned Real Property
Schedule 2.1.8B                          Real Property Leases
Schedule 2.1.8C                          Additional Real Property
Schedule 2.1.8D                          Real Property Disputes
Schedule 2.1.8E                          Property Condition
Schedule 2.1.9A                          Physical Assets and Properties
Schedule 2.1.9B                          Leases
Schedule 2.1.10A                         Owned Intangible Properties
Schedule 2.1.10B                         Licensed Intangible Properties
Schedule 2.1.11                          Contracts
Schedule 2.1.12                          Contract Defaults
Schedule 2.1.13                          Other Assets
Schedule 2.1.14                          Legal Matters
Schedule 2.1.15A                         Environmental Matters
Schedule 2.1.15B                         Environmental Circumstances
Schedule 2.1.15C                         Certain Environmental Concerns
Schedule 2.1.15D                         Environmental Proceedings
Schedule 2.1.15E                         Hazardous Waste Matters; Permits
Schedule 2.1.16                          Insurance Policies
Schedule 2.1.17                          Litigation; Decrees
Schedule 2.1.18                          Employee Benefit Plans
Schedule 2.1.19                          Labor Matters
Schedule 2.1.20                          Customers and Suppliers
Schedule 2.1.21                          Warranty and Product Liability Claims
Schedule 2.1.22                          Licenses and Permits
Schedule 2.2.23                          Employment and Consulting Agreements
Schedule 2.2.27                          Interest in Competitors, Suppliers,
                                         Customers
Schedule 2.2.4                           Consents


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                       LIST OF EXHIBITS

Exhibit A                      Form of Escrow Agreement

Exhibit B                      Bill of Sale and Assignment

Exhibit C                      Assumption Agreement

Exhibit D                      Noncompetition Agreement

Exhibit E                      Limited Power of Attorney

Exhibit F                      Opinion of Counsel of Seller

Exhibit G                      Opinion of Counsel of Purchaser

                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into on December 12, 1997, between MMI Products, Inc, a Delaware corporation ("Purchaser") and The Burke Group, L.L.C., a Delaware limited liability company ("Seller").

                                  RECITALS:

     WHEREAS, Seller presently operates a concrete accessories plant in Converse, Texas (the "Texas Plant"), a chemical processing plant in Carson, California (the "California Plant"), and an engineering services firm in Sacramento, California (such operations, together with all activities of the Seller relating thereto, being referred to herein as the "Business");

     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Acquired Assets (hereinafter defined), on the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, Seller wishes to delegate to Purchaser, and Purchaser is willing to assume, specified Assumed Liabilities (hereinafter defined), on the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                 ARTICLE I
                        SALE AND PURCHASE OF ASSETS

     1.1 Agreement to Sell and Purchase. Subject to the provisions of this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, all the assets and properties of every kind and nature, real, personal or mixed, tangible or intangible, wherever situated, of Seller, including all land, buildings, improvements, fixtures, machinery, tooling, furniture, vehicles, equipment, tools, inventory, accounts receivable, raw materials, work in process, finished goods, supplies, pre-paid expenses, indemnification rights, technology, know-how, patents, trademarks, tradenames, proprietary information, trade secrets, computer programs, copyrights, customer lists, goodwill and other intangible property rights of any kind whatsoever, licensing agreements and other contractual rights, and all of Seller's books and records relating to the operations of the Business, as each of the foregoing exists as of the Closing Date, as hereinafter defined (such assets being sold being collectively referred to as the "Acquired Assets"); excluding, however, cash, cash equivalents, marketable securities, income tax refunds, accrued interest receivables, insurance policies and claims thereunder (other than the proceeds of any claims which relate to the Acquired Assets), and the other assets listed on Schedule 1.1 (collectively, the "Excluded Assets"). The Acquired Assets shall be sold and transferred to Purchaser free and clear of all liens, pledges, mortgages, charges, burdens, options or other rights to acquire the same, security interests, easements, restrictive covenants and other restrictions on use, adverse claims, or other encumbrances of any character whatsoever ("Encumbrances"), other than Permitted Encumbrances (hereinafter defined).

     1.2   Purchase Price; Assumed Liabilities, Etc.

          (a) In consideration for the sale of the Acquired Assets to the Purchaser, and in consideration of the other agreements related thereto or entered into in connection therewith, the Purchaser hereby agrees (a) to pay to Seller the sum of (i) $18,000,000, plus (ii) $6.00 for each $1.00 that Seller's EBITDA (hereinafter defined) for the year ended December 31, 1997 is greater than $3.0 million; provided that such increase in the Purchase Price pursuant to this clause (ii) shall not exceed $1,500,000, minus (iii) $6.00 for each $1.00 that Seller's EBITDA for the year ended December 31, 1997 is less than $3.0 million; provided that such decrease in the Purchase Price pursuant to this clause (iii) shall not exceed $1,500,000, minus (iv) the principal amount of capital lease obligations relating to Acquired Assets as of the Closing Date, minus (v) the excess, if any, of the "projected benefit obligation" (as defined in FASB 87) over the current value of the plan assets, determined with respect to the Union Pension Plan (hereinafter defined) as of the Closing Date in accordance with FASB 87, plus (vi) Net Working Capital (hereinafter defined) as of the Closing Date minus the average Net Working Capital of Seller as of the end of each of the 13 months from December 1996 through December 1997; provided, however, that if such calculation under this clause (vi) results in a negative number, the Purchase Price shall be reduced by such amount, plus (vii) the amount equal to the actual cost expended to purchase and install the Critical Expenditures (hereinafter defined) to the extent expended and completed prior to the Closing; provided that such amount shall not exceed $900,000 (the sum of clauses (i) through (vii) being referred to herein as the "Purchase Price"); and (b) to assume at the Closing the payment, performance and discharge of the Assumed Liabilities, as defined below. Subject to the provisions of the last sentence of this subparagraph (a), the amount to be paid at Closing (the "Closing Payment") shall be based on an estimate of the Purchase Price, provided that, for the purpose of such estimate, clauses (ii) and (iii) shall not be taken into account. Such Purchase Price estimate shall be made in accordance with Section 1.2(b). The Closing Payment shall be payable in cash or immediately available funds to an account designated by Seller at least two business days prior to Closing; provided, however, that a portion of the Closing Payment equal to the "Indemnification Fund" (as defined in Section 1.3 hereof) will be paid by Purchaser into escrow and applied as described in Section 1.3 hereof. At the election of Seller, and if agreeable to Purchaser, the Purchase Price may be paid in the form of an installment note on terms mutually satisfactory to Seller and Purchaser.

          (b) In order to facilitate the Closing, Seller shall prepare and deliver to Purchaser, at least ten business days prior to the Closing Date, a statement (an "Estimate Statement") showing the amount reasonably estimated by Seller, in good faith, to be the Closing Payment, together with the calculations made to arrive at such estimated Closing Payment. Prior to Closing, Seller shall provide Purchaser (or any auditor designated by Purchaser) with copies of or reasonable access to such books and records as are reasonably necessary for purposes of verifying the amounts set forth in the Estimate Statement, including (but not limited to) Seller's preliminary financial statements for the year ended December 31, 1997. Seller and Purchaser agree to work together in good faith to resolve on or before the Closing Date any disagreement with respect to any matter set forth in the Estimate Statement. The Closing Payment amount paid by Purchaser at Closing shall be based on the Estimate Statement agreed to by Purchaser and shall be adjusted post-Closing pursuant to Section 1.6 hereof.

          (c) For purposes hereof, "EBITDA" shall mean earnings before interest, income taxes, depreciation and amortization expense and before management fees. Interest expense shall only include financing costs directly associated with contracts or other agreements related to borrowed money, including, but not limited to, capital lease obligations.

          (d) For purposes hereof, "Net Working Capital" shall mean an amount equal to the value of Seller's inventories measured at the lower of cost or market (net of reserves for excess quantities and obsolescence in accordance with generally accepted accounting principles consistently applied throughout the periods involved ("GAAP")), plus the accounts receivable (net of an allowance for uncollectible accounts established in accordance with GAAP), plus prepaid expenses, deposits, and other current tangible assets, minus the accounts payable and accrued liabilities which relate solely to the Business and which were incurred in the ordinary course of the Business consistent with past practice (other than accounts payable or accrued liabilities relating to the payment of salary or severance or provision of benefits with respect to the employment by Seller of any employee or independent contractor of Seller or of any former employee of Seller).

          (e) For purposes hereof, "Critical Expenditures" shall mean (i) the tilt up brace equipment and components identified on Schedule 1.2A purchased by Seller for an aggregate cost of $681,956, which Purchaser has approved as of the date hereof, and (ii) the tooling, the computer equipment, the software and the leasehold improvements also listed on Schedule 1.2A but only if and to the extent that Purchaser hereafter approves of such expenditures.

          (f) "Assumed Liabilities" means (i) accounts payable and accrued liabilities recorded in Seller's financial statements as of the Closing Date relating solely to the Business and incurred in the ordinary course of the Business consistent with past practice and which are taken into account in the calculation of Net Working Capital as of the Closing Date, (ii) the specific liabilities of Seller under the distributorship and dealer agreements listed on
Schedule 1.2F hereof, including those agreements with Whitecap Industries, Inc., to the extent such obligations accrue following the Closing Date and
(iii) the specific liabilities of Seller under the contracts, purchase commitments, sales orders and arrangements listed on Schedule 1.2F hereof to the extent such obligations accrue following the Closing Date, and any other liabilities which Purchaser otherwise agrees to assume; provided, however, that "Assumed Liabilities" shall not include any liabilities for which (A) assumption by Purchaser would be prohibited under the terms of such contracts or arrangements or (B) the terms of such contracts or arrangements are not individually the same or better than the terms of such contracts or arrangements existing as of November 18, 1997, unless the changes to such terms were approved in advance by Purchaser. Purchaser does not and shall not agree to pay, assume, perform, or discharge any of Seller's debts, obligations, or liabilities (whether known or unknown, direct or indirect, absolute or contingent, matured or unmatured, or otherwise), whether the same currently exist or come to exist in the future, except the Assumed Liabilities. Notwithstanding the foregoing and except as provided for in Sections 3.2.3 and 3.2.4, Purchaser shall assume no liability or obligation with respect to the payment of salary or severance or provision of benefits, including but not limited to the benefits payable under any Employee Benefit Plan (hereinafter defined) with respect to the employment by Seller of any employee or independent contractor of Seller or of any former employee of Seller, and any liabilities or obligations of the Seller arising out of or resulting from any Employee Benefit Plan or any other employee benefit agreement, arrangement, understanding, program or practice, including any liabilities or obligations arising under section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"). Seller shall be responsible for compliance with the COBRA notice and continuation coverage requirements under Part 6 of Title I of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to all employees (and their beneficiaries) experiencing a qualifying event (as defined in Section 603 of ERISA) on account of the transactions contemplated by this Agreement or occurring prior to the Closing.
Additionally, without limiting the foregoing, Assumed Liabilities shall not include any of (a) Seller's liabilities for borrowed money or for interest on such borrowed money, (b) Seller's liabilities or obligations for federal, state or local income taxes, (c) Seller's liabilities or obligations under contracts relating to Seller's equity or Seller's equityholders, (d) Seller's liabilities or obligations with respect to goods and services received by Seller prior to the Closing Date which were not included in Seller's recorded balance of accounts payable and accrued expenses as of the Closing Date, (e) Seller's liabilities or obligations with respect to any litigation or other claims (including, but not limited to, product liability litigation or claims) arising in connection with pre-Closing operations of the Acquired Assets or the Business and (f) Seller's liabilities or obligations arising out of Environmental Laws (as hereinafter defined) arising in connection with pre-Closing operations of the Acquired Assets or the Business (including, without limitation, any off-site disposal activities) or the Real Property or any other real property (including previously-owned real property) owned, leased or operated by Seller or any predecessor of Seller or any prior owner of all or part of its business or assets (including without limitation the Converse, Texas voluntary remediation plan described in Schedule 2.1.15B hereof (the "Converse Remediation")).

     1.3 Indemnification Fund. To provide a fund (the "Indemnification Fund") for certain of Seller's potential indemnification obligations hereunder, $1,000,000 of the Closing Payment shall be delivered to an escrow agent in Houston, Texas reasonably acceptable to the parties (the "Escrow Agent"), to be held after the Closing Date in accordance with the terms of the Escrow Agreement to be executed by Seller and Purchaser substantially in the form of Exhibit A hereto (the "Escrow Agreement"), subject to any changes (reasonably acceptable to Purchaser and Seller) which may be requested by the Escrow Agent. The Indemnification Fund shall be held and disposed of in accordance with the terms of the Escrow Agreement. All interest and other income on the Indemnification Fund shall be the property of, and shall be paid to, Seller upon final release of all funds held in escrow pursuant to the Escrow Agreement; provided, however, that if Purchaser is entitled to any portion of the Indemnification Fund, Purchaser shall be entitled to any interest or other income attributable thereto.

     1.4 Prorations. Utility charges, ad valorem taxes and property taxes and personal property taxes on the Acquired Assets and rents and other charges payable with respect to leases and other contracts assumed by Purchaser will be prorated between Seller and Purchaser as of 12:01 a.m. on the Closing Date. Rent for any leasehold estate also shall be prorated. Security deposits shall be assigned to Purchaser. To the extent practicable, all such prorations and payments will be made on the Closing Date, with the balance to be made as soon as practicable following the Closing Date in one or more payments.

     1.5 Allocation of Consideration. As used herein, the term "Consideration" shall mean the sum of (i) the cash amounts paid by Purchaser pursuant to Section 1.2(a), plus (ii) the Assumed Liabilities as defined in
Section 1.2(f). The parties hereto agree that the Consideration will be allocated in accordance with a schedule to be agreed upon by the parties within 60 days following the Closing Date. Prior to the Closing, the parties will arrive at an estimate of such allocation. All tax returns, reports and other similar filings will be prepared and timely filed by each of Seller and Purchaser consistently with one another with respect to the final allocation of the Consideration and strictly in accordance with such allocation.

     1.6   Post-Closing Adjustment

          (a) Within 60 days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the "Final Statement"), setting forth Seller's good faith determination of the difference between (x) the Purchase Price (based on the actual amounts of the items in clauses (i) - (vii) of Section 1.2(a)) and (y) the amount of the Closing Payment (the "Final
Adjustment Amount"). The Final Statement shall reflect, among other things, the EBITDA for the year ended December 31, 1997 computed from Seller's 1997 Financial Statements (hereinafter defined), the Net Working Capital calculation set forth in Section 1.2(a)(vi) and the actual cost to purchase or install the

Critical Expenditures. During the 30-day period following delivery of the Final Statement to Purchaser, Seller shall provide Purchaser (or any auditor designated by Purchaser) with access during normal business hours to such books, records, working papers or other information as is reasonably necessary in the review of the Final Statement and the calculation of the Final Adjustment Amount to enable Purchaser to verify the accuracy of the Final Statement, including but not limited to the 1997 Financial Statements, the work papers of KPMG Peat Marwick related thereto and access to authorized representatives of KPMG Peat Marwick with respect thereto. The Final Statement shall become final and binding upon all parties hereto on the thirty-first day following delivery thereof (without counting such day of delivery) to Purchaser unless the Purchaser gives written notice of disagreement with the Final Statement (a "Notice of Disagreement") to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted, and relate solely to the review of the Final Statement and the calculation of the Final Adjustment Amount, including (but not limited to) any adjustments required as a result of the audit performed by KPMG Peat Marwick on Seller's 1997 Financial Statements.

          (b) If a Notice of Disagreement is given by Purchaser in a timely manner, then the Final Statement shall become final and binding upon all parties hereto on the earlier of (x) the date Seller and Purchaser resolve in writing any differences they may have with respect to all matters specified in the Notice of Disagreement and (y) the date all disputed matters are finally resolved in writing by the Arbitrator (as hereinafter defined). During the 30-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement and each shall provide the other with reasonable access to such books, records, working papers or other information as is reasonably necessary in the preparation or calculation of (i) the Final Adjustment Amount, (ii) the Final Statement, (iii) any Notice of Disagreement or (iv) otherwise with respect to any thereof. At the end of such 30-day period if there has been no resolution of the matters specified in the Notice of Disagreement, Seller and Purchaser shall submit to an arbitrator (the "Arbitrator") for review and resolution any and all matters arising under this Section which remain in dispute. The Arbitrator shall be the Los Angeles, California office of a nationally recognized independent public accounting firm mutually selected by Seller and Purchaser that is not the principal outside accounting firm for Seller or Purchaser. If Seller and Purchaser are unable to agree upon an Arbitrator, their respective principal outside accounting firms shall mutually select another nationally recognized independent public accounting firm to act as Arbitrator hereunder. The Arbitrator shall be provided with all books, records, working papers or other information, and access to authorized representatives of Purchaser, Seller or KPMG Peat Marwick, as is reasonably necessary for its review and resolution of such matters in dispute. The Arbitrator shall render a decision resolving each of the matters submitted to the Arbitrator within 30 days following submission thereto (or as soon thereafter as reasonably practicable). All fees and expenses of the Arbitrator pursuant to this Agreement with respect to such dispute shall be borne by the party who the Arbitrator determines was not the one closer in the aggregate to being correct with respect to the matters being disputed. All determinations made by the Arbitrator pursuant to this Section 1.6 shall be set forth in writing and shall be final, conclusive and binding on the parties hereto and shall not be subject to any judicial review.

          (c) Within five business days after the Final Statement becomes final and binding upon the parties, Seller or Purchaser, as the case may be, shall pay the Final Adjustment Amount. All payments pursuant to this
Section 1.6 shall be by wire transfer of immediately available funds to an account designated by the recipient at least two business days prior to the date of payment.

     1.7 Uncollectible Accounts. Purchaser shall use commercially reasonable efforts to collect the trade and other receivables of Seller that are included in the Acquired Assets; provided, however, that Purchaser shall not be required to threaten or institute legal proceedings or to employ a collection agency to collect such receivables. Promptly following the expiration of the six-month period following the Closing Date, Purchaser shall deliver to Seller a written notice setting forth the aggregate amount of such trade and other receivables of Seller, less the recorded allowance for collection losses as of the Closing Date, that were not paid in full prior to the expiration of such six-month period (the "Receivable Amount"), together with an itemized list thereof. Seller agrees to pay the Receivable Amount to Purchaser in cash or immediately available funds within three business days following the delivery by Purchaser of such notice to Seller. If the Receivable Amount is not paid within such three business day period, such amount shall accrue interest at the prime rate per annum (as published on such date by the Wall Street Journal in the "Money Rates" column of such publication), for the period commencing upon the expiration of such three business day period and ending on the date the Receivable Amount, plus accrued interest thereon, is paid. Upon receipt of the Receivable Amount by Purchaser, Purchaser shall assign to Seller the uncollected receivables in respect of which the Receivable Amount was paid and shall provide such records Seller may reasonably request from time to time in connection with its collection of such uncollected receivables. Purchaser and Seller agree that all sums collected by Purchaser from any customer (who is obligated with respect to both Seller's and Purchaser's accounts receivable) after the Closing shall be applied to the specific invoice referenced on such customer's payment or remittance; provided, however, that if no specific invoice is referenced on such payment or remittance and Purchaser cannot otherwise reasonably determine in good faith the intent of such customer, Purchaser shall make a good faith inquiry of such customer who shall instruct Purchaser as to the appropriate invoice relating to such payment or remittance. Neither Purchaser nor Seller shall instruct any customer to pay such party's invoices in lieu of paying the other party's invoices.

                                   ARTICLE II
                        REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

          2.1.1   Organization.  Seller is a limited liability company
duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease or otherwise hold the Acquired Assets owned, leased or otherwise held by it and to carry on the Business as presently conducted by it. Seller is in good standing and duly qualified to conduct business as a foreign entity in every jurisdiction in which its ownership or lease of property or conduct of the business makes such qualification necessary, except where the failure to be so qualified (individually or in the aggregate) has not had and
would not reasonably be expected to have a Material Adverse Effect.   As used
herein, the term "Material Adverse Effect" means any material adverse effect on the operations, assets, properties or condition (financial or otherwise) of Seller or the Business. All of the jurisdictions in which Seller is in good standing and duly qualified to conduct business as a foreign entity are listed on Schedule 2.1.1.

          2.1.2 Authorization and Effect of Agreement. Seller has the requisite limited liability company power and authority to execute, deliver and perform its obligations under each of the Transaction Documents (hereinafter defined). The execution, delivery and performance by Seller of each of the Transaction Documents has been duly authorized by all requisite limited liability company action. This Agreement has been duly executed and delivered by Seller. This Agreement constitutes, and each of the other Transaction Documents will constitute, the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). As used herein, the term "Transaction Documents" refers collectively to this Agreement, the Bill of Sale and Assignment to be executed by Seller in the form of Exhibit B hereto (the "Bill of Sale"), the Assumption Agreement to be executed by Purchaser and Seller in the form of Exhibit C hereto (the "Assumption Agreement"), the Noncompetition Agreement to be executed by Purchaser, Seller and Arnold W. Ackerman in the form of Exhibit D (the "Noncompetition Agreement"), the Escrow Agreement, real property deeds to be executed by Seller with respect to the Owned Real Property (hereinafter defined) and any other documents executed and delivered by Seller pursuant to this Agreement.

          2.1.3 Conflicts. Neither the execution, delivery nor performance by Seller of any Transaction Document will (i) violate any material Law (hereinafter defined) applicable to Seller or any of its respective properties, (ii) assuming the receipt of third party consents referred to in
Section 2.1.4 below, violate, conflict with, permit the cancellation or acceleration of, or give rise to a loss of any benefit under, any material agreement or commitment to which Seller is a party or by which any of its properties are bound, or (iii) violate or conflict with any provision of the limited liability company agreement or certificate of formation, each as amended to date, of Seller. Seller has not entered into, and is not aware of, any agreement pursuant to which any person or entity has obtained the right to acquire the Acquired Assets or the Business or engage in any transaction similar to the transactions contemplated by this Agreement whereby any person or entity can acquire all or a portion of the Acquired Assets or ownership interests in Seller. As used herein "Law" means any domestic or foreign statute, law, ordinance, rule, regulation, standards or guidelines.

          2.1.4 Consents. Except for filings with the Federal Trade Commission (the "FTC") and the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration of the applicable waiting period thereunder, and except as listed on Schedule 2.1.4, no actions, consents, or approvals of, or filings with, any governmental authorities or any third parties are required in connection with the execution, delivery or performance by Seller of the Transaction Documents.

          2.1.5   Financial Statements.

          (a) Seller has delivered to Purchaser true and complete copies of unaudited consolidating balance sheets of Seller at the end of each of the ten months from December 1996 through September 1997 and related statements of income and cash flow for the month ended September 30, 1997 and the nine months ended September 30, 1997, all of which, with the exception of the absence of notes, have been prepared in accordance with GAAP. Such balance sheets fairly present in all material respects the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller at the dates indicated and such statements of income and cash flow fairly present in all material respects the results of operations and cash flow of Seller for the periods indicated, in each case in accordance with GAAP. Such unaudited financial statements contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly in all material respects the financial position and results at the dates and for the periods then ended. As used herein, the term "Balance Sheet" refers to the unaudited balance sheet of Seller at September 30, 1997 and the term "Balance Sheet Date" refers to September 30, 1997.

          (b) Seller shall deliver to Purchaser true and complete copies of monthly balance sheets, statements of income, cash flow and changes in members equity as soon as they are available. Upon delivery thereof, such balance sheet will fairly present in all material respects the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller at the date indicated and such statements of income, cash flow and changes in members equity will fairly present in all material respects the results of operations, cash flow and changes in members equity of Seller for the period indicated.

          (c)   All of the financial statements referred to in this Section
2.1.5 are sometimes referred to herein collectively as the "Financial Statements." The Financial Statements have been prepared in accordance with the books and records and accounting methods of Seller. Since December 31, 1996, there has been no material change in any financial reporting or accounting methods, practices or policies or in any method of calculating any bad debt, contingency or other reserve for financial reporting purposes or for any other accounting purposes.

          2.1.6 Absence of Certain Changes and Events. Except as set forth on Schedule 2.1.6, since December 31, 1996, Seller has not conducted the Business other than in the ordinary course, consistent with Seller's past practice. Except as set forth on Schedule 2.1.6, since December 31, 1996, there has not been any material adverse change in the Business or the financial condition or results of operations of the Business.

          2.1.7 Inventory. All inventory of Seller reflected on the Balance Sheet and all inventory of Seller included in the Acquired Assets was acquired and has been obtained in the ordinary course of the Business and consistent with Seller's past practice; is of good and merchantable quality; consists of a quality, quantity and condition usable or saleable in the ordinary course of the Business. Except as indicated in Schedule 2.1.7, Seller is not under any obligation with respect to returns or allowances relating to any goods in the possession of wholesalers, retailers or other customers. Seller has no obsolete inventory in excess of its recorded reserve for such obsolescence as of the Closing Date.

          2.1.8   Real Property.

          (a) All of the real property owned by Seller and included in the Acquired Assets (the "Owned Real Property") is listed, along with a legal description of each parcel of such Owned Real Property and copies of all title insurance policies issued to Seller or in Seller's possession relating thereto, on Schedule 2.1.8A. Except as set forth in Schedule 2.1.8A, Seller owns, and upon the Closing Purchaser will own, good, marketable and indefeasible fee simple title to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances (hereinafter defined). There are no leases or other agreements granting to any other party the right to occupy or use any of the Owned Real Property. Schedule 2.1.8B sets forth a true and complete list of each lease or other agreement (the "Real Property Leases") under which Seller leases, or otherwise occupies or uses any real property (other than Owned Real Property) included in the Acquired Assets (the "Leased Real Property" and together with the Owned Real Property, the "Real Property") and copies of all title insurance policies issued to Seller or in Seller's possession relating thereto. Seller has, and upon the Closing, Purchaser will have, valid and enforceable leasehold interests in the Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. As used in this Agreement, "Permitted Encumbrances" means liens for ad valorem taxes and assessments not yet due and payable, mechanics liens incurred in the ordinary course of the Business consistent with past practice, and other minor encumbrances which do not and will not, in any material respect, adversely affect the transferability, use or value of the Real Property as it is currently being used in connection with the Business.

          (b) Except as set forth on Schedule 2.1.8C, the Real Property constitutes all real property used in connection with the Business. Except as set forth in Schedule 2.1.8C, the Real Property, any improvements thereon, and the use by Seller thereof conform, in all material respects, to (i) all applicable Laws, including but not limited to zoning requirements and the Americans With Disabilities Act, and (ii) all restrictive covenants, if any. There are no eminent domain proceedings pending, or to Seller's knowledge, threatened against the Real Property. The Real Property has adequate ingress or egress to public streets and highways. All real estate taxes, assessments and use charges pertaining to the Owned Real Property that have become due have been paid in full.

          (c) The Real Property is connected to and is served by water, solid waste and sewage disposal, drainage, telephone, gas, electricity and other utility equipment facilities and services necessary for the operation or use of the Real Property or to Seller's knowledge required by law . Such facilities and services are adequate for the present use and operation of the Real Property on a fully occupied basis, and are installed and connected pursuant to valid permits and are in material compliance with all governmental regulations. To Seller's knowledge, no fact or condition exists which would result in the termination or impairment in the furnishing of utility services to the Real Property. With respect to the prior three sentences, Seller has not received any written notice to the contrary.

          (d) To Seller's knowledge, all material improvements (i) have been constructed in a good and workmanlike manner, free from defects in workmanship and material; and (ii) have been constructed, occupied, maintained and operated in material compliance with all applicable Laws, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions, building set-back lines, covenants, reservations, and easements, and Seller has received no notice, written or verbal, claiming any material violation of any of the same or requesting or requiring the performance of any material repairs, alterations or other work in order to so comply. The heating, air conditioning, plumbing, ventilating, utility, sprinkler and other mechanical and electrical systems, apparatus and appliances located on the Real Property or in the improvements are in good operating condition.

          (e) The Real Property has not been materially damaged by fire or other casualty except for such damage which has been fully repaired and restored prior to the date of this Agreement.

          (f)   Except as set forth in Schedule 2.1.8D, there has not been
(i) any threatened cancellation of any Real Property Leases, (ii) any outstanding disputes, of a material nature, under any Real Property Leases or
(iii) to Seller's knowledge, any bases for any claim of breach or default thereunder. Seller has no reason to believe that any of the Real Property Leases that are renewable will not be renewed by the other party on reasonable terms.

          (g) Except as set forth in Schedule 2.1.8E, the improvements on the Real Property are in reasonable condition and are not in need of major repair or renovation.

          2.1.9   Physical Assets and Properties.

          (a) Set forth on Schedule 2.1.9A is a listing of all physical assets and properties, other than Real Property, owned by Seller as of the date hereof and included in the Acquired Assets. Seller has (and, upon the Closing Purchaser will have) good title to all tangible assets and properties, whether personal or mixed, purported to be owned by Seller and included in the Acquired Assets (the "Owned Tangible Property"), free and clear of all Encumbrances,
other than Permitted Encumbrances.   Schedule 2.1.9B sets forth a true and
complete list and brief description of each lease or other agreement under which Seller leases, licenses, holds, or operates any item of physical property, other than the Owned Tangible Property, that is included in the Acquired Assets (such leased tangible property being referred to herein as the "Leased Tangible Property"). Seller has valid and enforceable leasehold interests in the Leased Tangible Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

          (b) Except as set forth on Schedule 2.1.9B, the Owned Tangible Property and Leased Tangible Property, taken as a whole, and each material item of Owned Tangible Property and Leased Tangible Property, is in good condition and repair (normal wear and tear excepted), is fit for the purposes for which it was intended to be used, is sufficient and adequate to carry on the Business as now conducted, and complies in all material respects with all applicable material Laws.

          2.1.10 Intangible Assets and Properties. Set forth on Schedule 2.1.10A is a true and complete listing of all intangible assets and properties, including, without limitation, all patents, copyrights, trademarks and service marks, owned by Seller as of the date hereof (the "Owned Intangible Properties"). Set forth on Schedule 2.1.10B is a true and complete listing of all intangible assets and properties, including, without limitation, all patents, copyrights, trademarks and service marks, which Seller licenses from third parties (the "Licensed Intangible Properties"). The Owned Intangible Properties and the Licensed Intangible Properties constitute all intangible assets and properties used in connection with the operation of the Business. Except as disclosed on Schedule 2.1.10A, Seller has (and, as of the Closing, Purchaser will have) good and marketable title to the Owned Intangible Properties, free and clear of all Encumbrances. Except as disclosed on
Schedule 2.1.10B, Seller has (and, as of the Closing, Purchaser will have), in all material respects, the valid and enforceable right to use the Licensed Intangible Properties in the manner the Licensed Intangible Properties are used in connection with the Business as currently conducted, without the requirement for any payment therefor and free and clear of all Encumbrances. The operations of the Business do not, in any material respect, infringe on the intellectual property rights of any other person or entity.

          2.1.11 Contracts. Set forth on Schedule 2.1.11 is a list of each agreement (whether written or oral), arrangement, commitment, guarantee, or other instrument to which Seller is a party or by which Seller or its assets or the Business may be bound or affected that is included in the Acquired Assets; provided, however, Seller shall not be required to list the leases or other agreements relating to the Leased Real Property and the Leased Tangible Property as set forth on Schedules 2.1.8B and 2.1.9B, respectively. All such agreements, arrangements, commitments, guarantees and other instruments are legal, valid and binding obligations of Seller, and to Seller's knowledge, of the other parties thereto, enforceable in accordance with their terms; all payments required to be made thereunder have been made by the parties required to do so, except to the extent that any payments are being contested in good faith and are listed as such on Schedule 2.1.11; and no defenses, offsets or counterclaims thereto have been asserted in writing, or, to Seller's knowledge, may be made by any party thereto other than Seller, nor has Seller waived any substantial rights thereunder.

          2.1.12   Contract Defaults.  Except as disclosed on Schedule
2.1.12, Seller has not, since January 1, 1997, received written notice of any default, and Seller is not in default, under any material agreement, arrangement, commitment, guarantee or other instrument relating to, binding, or affecting Seller or the assets used in the conduct of the Business to which Seller is a party or by which Seller or such assets, Business, or operations may be bound or affected, and there has not occurred any event which, with the lapse of time or giving of notice, or both, would constitute a default under any such material agreement. Except as set forth on Schedule 2.1.12, there has not been (i) any threatened cancellation of any contract set forth on Schedule 2.1.11, (ii) any outstanding dispute under such contracts listed on Schedule
2.1.11 or (iii) to Seller's knowledge, any bases for any claim of breach or default thereunder. Subject to the receipt of any consents listed on Schedule 2.1.4, the execution, delivery and performance of this Agreement will not entitle any other party to a contract specified on Schedule 2.1.11 to cancel, suspend or terminate such contract or cause a diminution of Seller's rights thereunder. Except as set forth on Schedule 2.1.11, in the case of any such contracts (specified on Schedule 2.1.11) which Seller was not an original party, Seller's rights thereunder have been duly assigned to Seller by written instrument, and where required, such assignment has been consented to in writing by the other party or parties thereto, and Seller has furnished Purchaser with true and complete copies of all such assignments and consents. Seller has no reason to believe that any of the contracts specified on Schedule
2.1.11 that are renewable will not be renewed by the other party on reasonable terms.

          2.1.13   Sufficiency of Acquired Assets.  Except as set forth on
Schedule 2.13, the Acquired Assets constitute all properties and assets used by Seller in the conduct of the Business as currently conducted.

          2.1.14 Compliance With Laws. Except as set forth in Schedule 2.1.14, Seller is not in violation of, in any material respect, nor, since November 20, 1996, has Seller, or to Seller's knowledge since January 1, 1996 has Seller (or any predecessor of Seller), received any written notice of any alleged violation of, any Law in the conduct of the Business. Seller is not in default of or in violation with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority.

          2.1.15   Environmental Matters.

          (a) Except as set forth in Schedule 2.1.15A, Seller has not received notice alleging violation of any applicable federal, state, or local statutes, codes, rules, regulations, licenses or permits relating to the environment, natural resources or public or employee health or safety ("Environmental Laws") and none of the Real Property is in violation of any applicable Environmental Laws, to the extent that any violation of the Environmental Laws would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth on Schedule 2.1.15B, there are no facts or circumstances or conditions known to Seller relating to, arising from, associated with or attributable to the Real Property or the facilities or operations thereon that will give rise to an environmental claim, an obligation, current or contingent, to clean up or remediate contamination or result in Environmental Costs and Liabilities. "Environmental Costs and Liabilities" shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law now in effect, order or agreement now in effect with any governmental authority or other person in connection with any action or inaction by Seller prior to the Closing.

          (c) Except as set forth on Schedule 2.1.15C, (i) there is no asbestos contained in or forming a part of any building, building component, structure or office space included in the Real Property, (ii) no polychlorinated biphenyls or related compounds are used or stored on any Real Property, (iii) there are no underground storage tanks or surface impoundments located on, under or at any Real Property; and (iv) except in compliance with Environmental Laws, Seller in operating the Business, has not generated, stored, treated or disposed of any Hazardous Wastes (as defined under 40 C.F.R. Parts 260-270 or analogous state law) nor, to the knowledge of Seller, has any predecessor done so on any Real Property.

          (d) Except as disclosed on Schedule 2.1.15D, none of the operations of the Business is subject to any judicial or administrative civil or criminal proceeding (including potentially responsible party notices or information requests issued pursuant to the federal Superfund law or any analogs pursuant to Environmental Laws) nor, to the knowledge of Seller, has such a proceeding been threatened.

          (e) Without limiting the generality or effect of the foregoing subsections, Schedule 2.1.15E contains a true and correct list of (i) all on-site and off-site locations where Seller or, to the knowledge of Seller, any predecessor or affiliate thereof has stored, disposed or arranged for the disposal of any hazardous wastes relating to the Business, including all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and (ii) all material permits, variances, authorizations or approvals issued to Seller and necessary for the continued operation of the Business.

          2.1.16 Insurance. The assets, properties and operations of Seller are insured under various policies of general liability and other forms of insurance listed on Schedule 2.1.16, which policies are, in full force and effect on the date hereof, valid and enforceable in accordance with their terms.

          2.1.17 Litigation; Decrees. Except as disclosed on Schedule 2.1.17, there are no lawsuits, claims or administrative or other proceedings or investigations pending or, to Seller's knowledge, threatened by, against or affecting Seller and relating to the Acquired Assets, the Business, this Agreement or the transactions contemplated hereby. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority relating to the Acquired Assets or the Business.

          2.1.18   Employee Matters.

          (a)   Schedule 2.1.18 sets forth each "employee benefit plan,
"as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee compensation and benefit arrangements or payroll practices, including, without limitation, all severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance, and scholarship plans or programs maintained by the Seller or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Seller under section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") or to which the Seller or an ERISA Affiliate has contributed or is obligated to contribute (all such plans or arrangements being hereinafter referred to as the "Employee Benefit Plans") on account of any person presently employed by Seller (an "Employee") or formerly so employed by Seller (a "Former Employee"), or under which any Employee or Former Employee participates or has accrued any rights. The terms Employee and Former Employee will include, where applicable, the
beneficiaries and dependents of an Employee or Former Employee.   Except as
disclosed on Schedule 2.1.18, neither the Seller nor any ERISA Affiliate has ever contributed to any plan subject to section 413 of the Code or to any multiple employer welfare arrangement, as defined in section 3(40) of ERISA. The Seller has no commitment or obligation to establish or adopt any new or additional Employee Benefit Plans or to materially increase the benefits under any existing Employee Benefit Plan.

          (b) The Seller will promptly deliver to Purchaser (i) a true, correct, and complete copy of each Employee Benefit Plan, including copies of all amendments, or, in the case of any unwritten Employee Benefit Plan, descriptions thereof. Seller will also promptly deliver to Purchaser (i) a copy of the determination letter with respect to the Burke Chemicals Pension Plan for Members of the Oil, Chemical & Atomic Workers International Union AFL-CIO, Long Beach Local 1-128 (the "Union Pension Plan") and The Burke Group L.L.C. 401(k) Plan and Trust (the "Burke 401(k) Plan"); (ii) copies of the most recent Form 5500 filed with the Service with respect to the Union Pension Plan and the Burke 401(k) Plan; (iii) the most recent summary plan description for the Union Pension Plan and the Burke 401(k) Plan and any summaries of material modifications; and (iv) copies of the trust agreements and any insurance or annuity contracts relating to the Union Pension Plan or the Burke 401(k) Plan.

          (c) Each of the Union Pension Plan and the Burke 401(k) Plan has been maintained and administered in compliance with its terms and with applicable law. Each of the Union Pension Plan and the Burke 401(k) Plan is intended to qualify under section 401 of the Code and the trust maintained pursuant to each such plan is intended to be exempt from federal determination letter from the Internal Revenue Service to the effect that each of the Union Pension Plan and the Burke 401(k) Plan and the respective trusts are so qualified and exempt. Neither of the determination letters has been revoked, and to the knowledge of the Seller, revocation has not been threatened. Nothing has occurred with respect to the operation of the Union Pension Plan or the Burke 401(k) Plan that could reasonably be expected to cause such revocation. Neither the Union Pension Plan nor the Burke 401(k) Plan has been amended since the effective date of each respective determination letter in any respect that might adversely affect its qualification, increase its cost or require security under section 307 of ERISA.

          (d) With respect to the Union Pension Plan and the Burke 401(k) Plan, to the best of Seller's knowledge, there are no investigations by any governmental agency, termination proceedings or other claims (except for claims for benefits payable in the normal operation), suits or proceedings against or involving the Union Pension Plan or the Burke 401(k) Plan or asserting any rights or claims to benefits under the Union Pension Plan or the Burke 401(k) Plan that could give rise to any liability.

          (e)   All contributions to, and payments from, the Union Pension
Plan and the Burke 401(k) Plan that have been required to be made in accordance with the terms of such plans, any applicable collective bargaining agreement, and section 302 of ERISA or section 412 of the Code have been timely made. There has been no application for or waiver of the minimum funding standards of section 412 of the Code with respect to the Union Pension Plan. The Union Pension Plan does not have an "accumulated funding deficiency" within the meaning of section 412(a) of the Code as of the end of the most recently completed plan year.

          (f) With respect to each of the Union Pension Plan and the Burke 401(k) Plan: (1) no "prohibited transaction" (as defined in section 4975 of the Code or section 406 of ERISA) has occurred that involves the respective assets of such plans, which is not exempt under section 408 of ERISA and 4975 of the Code, and with respect to which there is a reasonable likelihood of a material liability to the Purchaser; (2) neither the Union Pension Plan nor the Burke 401(k) Plan has been terminated nor has either been the subject of a "reportable event" (as defined in section 4043 of ERISA and the regulations promulgated thereunder) other than a reportable event with respect to which the 30-day notice requirement has been waived or which may result from the consummation of the transactions contemplated by the Agreement; and (3) neither the Seller nor any trustee, administrator or other fiduciary of the Union Pension Plan or the Burke 401(k) Plan or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Seller or the Purchaser or any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other applicable law.

          (g) With respect to the Union Pension Plan, all premium payments due to the Pension Benefit Guaranty Corporation pursuant to ERISA section 4007 prior to the date hereof have been timely paid.

          (h) The Seller has provided Purchaser with a copy of the most recent actuarial report for the Union Pension Plan, prepared as of August 1, 1997, and with a study from the Union Pension Plan's actuary regarding such plan's funded status on a termination basis, as of January 15, 1997. The information supplied to the actuary by Seller for use in preparing these valuations was complete and accurate and Seller has no reason to believe that the conclusions expressed therein are incorrect.

          (i) No Employee or Former Employee of the Seller will be entitled to any additional benefit or any acceleration of the time of payment or vesting of any benefit under any of the Employee Benefit Plans set forth on
Schedule 2.1.18 as a result of the transaction contemplated by this Agreement.

          (j) Notwithstanding anything to the contrary in this Agreement, on the Closing Date, the Seller will provide the Purchaser with copies of all records for any Employee or Former Employee that will be required to administer the Union Pension Plan and warrants and represents that such records are complete and accurate in all material respects. The Seller agrees to reasonably cooperate with the Purchaser in the event that an Employee or Former Employee challenges the accuracy of any record provided pursuant to this
Section in the course of a claim for benefits under the Union Pension Plan.

          (k) Seller complies with the applicable requirements of Section 4980B of the Code with respect to each plan that it maintains, contributes to or is required to maintain or contribute to for the benefit of any present or former employees or their beneficiaries that is a group health plan as such term is defined in Section 5000(b)(1) of the Code.

          2.1.19   Labor Matters.  Except as listed and described on
Schedule 2.1.18 and Schedule 2.1.19, with respect to Employees and Former Employees, (i) Seller has no written personnel policy applicable to such Employees, (ii) since November 20, 1996 and, to Seller's knowledge, since January 1, 1995, Seller (or any predecessor of Seller) is and has been, in all material respects, in compliance with all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and workers' compensation and is not engaged in any unfair labor practices, (iii) Seller has no grievances pending or, to Seller's knowledge, threatened against it and (iv) Seller has no charges or complaints pending or, to Seller's knowledge, threatened against it before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other federal, state or local agency responsible for the prevention of unlawful employment practices. There is no labor strike, slowdown, work stoppage or lockout actually pending or, to Seller's knowledge, threatened against or affecting the Business. Except as described on Schedule 2.1.19, Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of any Employee or Former Employee, and no collective bargaining agent has been certified as a representative of any of the Employees or Former Employees. Except as described on Schedule 2.1.19, to Seller's knowledge, no union organizational campaign is currently pending with respect to any of the Employees or Former Employees.

          2.1.20 Customers and Suppliers. Schedule 2.1.20 sets forth a true and complete list of (i) the 10 largest customers of the Business based on revenues during the ten months ended October 31, 1997, respectively, showing the approximate total sales by Seller with respect to the Business to each such customer during the ten months ended October 31, 1997 and (ii) the 10 largest suppliers of the Business based on Seller's purchases during the ten months ended October 31, 1997 showing the approximate total purchases by Seller with respect to the Business from each such supplier during the ten months ended October 31, 1997. Except as described on Schedule 2.1.20, since January 1, 1997, no customer or supplier listed on Schedule 2.1.20 has informed Seller that it will materially change its business relationship with Seller and to Seller's knowledge there are not any circumstances which are likely to cause such a material change. Except as described on Schedule 2.1.20, Seller has no reason to believe that, following the Closing, any particular customer or supplier will fail to do business with Purchaser substantially as such customer or supplier currently does business with Seller.

          2.1.21 Warranty and Product Liability Claims. Except as set forth on Schedule 2.1.21, Seller has not made any express warranties or guarantees with respect to any products manufactured or sold or services rendered in the operation of the Business. Except as described on Schedule 2.1.21, no claims have been asserted since November 20, 1996 that any product of Seller, or to Seller's knowledge during the past two years that any product of Seller (or any predecessor of Seller), was defective or caused any injury or harm to any person, including all such claims and allegations relating to returns, express or implied warranty violations, failure to warn or similar matters. To Seller's knowledge, no basis exists for any person to make any such claim, except as described on Schedule 2.1.21.

          2.1.22 Licenses, Permits, Etc. Schedule 2.1.22 sets forth all material governmental licenses, franchises, permits and other authorizations held by Seller (other than those listed on Schedule 2.1.15). To the extent transferable, all such governmental licenses, franchises, permits and other authorizations (including those listed on Schedule 2.1.15) will be assigned to Purchaser at the Closing. Such government licenses, franchises, permits and other authorizations constitute all material government licenses, franchises, permits and other authorizations necessary in the conduct of the Business.

          2.1.23 Employees and Consultants. Seller has supplied Purchaser with a true and complete list of each person employed by Seller and the total current compensation and benefits of each such person. Schedule 2.1.23 sets forth a true and complete list of all employment agreements between Seller and any Employee. Schedule 2.1.23 also sets forth a true and complete list of all consulting, service or commission agreements to which Seller is a party or otherwise relating to the Business.

          2.1.24 Disclosure. No representation or warranty by Seller contained in this Agreement, and no statement contained in any document (including the Financial Statements and the schedules hereto) furnished or to be furnished by or on behalf of Seller or any affiliate thereof to Purchaser or any of Purchaser's representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

          2.1.25 Taxes and Fees. Seller has paid and discharged, or has caused to be paid and discharged, all taxes, assessments, excises, levies and other obligations and liabilities for which it is obligated and will pay and discharge all such items which will have become due and payable prior to or as of the Closing Date with respect to the Acquired Assets or the Business.
Seller has duly filed or will file, or has caused or will cause to be duly filed, with the appropriate federal, state and local governmental agencies all returns and reports required to be filed by Seller as of the Closing Date and with respect to any taxable period prior to or which includes the Closing Date (each of which fairly present or will present the information purported to be shown and reflect or will reflect, all tax liability of Seller for the periods in question) and Seller has paid or will pay in full (or will contest in good faith) all taxes, interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any such taxing authority in respect of the periods for which such returns and reports were filed. All necessary payments required to be withheld for Seller's employees (including, without limitation, for unemployment insurance) have been properly withheld and paid. There are no tax liens affecting any of the Acquired Assets other than liens for current taxes not yet due and payable.

          2.1.26 Accounts Receivable. The accounts receivable of Seller as set forth on the Balance Sheet or arising since the date thereof are valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Business consistent with past practices; and are not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on the Balance Sheet has been determined in accordance with GAAP consistent with past practice. The Seller has no reason to believe that any accounts receivable included in the Acquired Assets are not collectible at the full face amount thereof in the ordinary course of the Business.

          2.1.27   Interest in Competitors, Suppliers, Customers, Etc.
Except as set forth in Schedule 2.1.27, neither Seller nor any entity in which Seller has any interest, has any direct or indirect ownership interest (other than ownership of less than 5% of a class of equity securities of a publicly held company) in any competitor, supplier, contractor or customer of the Business or any property used in the operation of the Business.

          2.1.28   Finders.  Except for fees payable by Seller to Duff
Ackerman Goodrich & Associates, neither Seller nor any other affiliate of Seller has made any agreement with any person or taken any action which would cause any person to become entitled to an agent's, broker's, or finder's fee or commission in connection with the transactions contemplated hereby.

          2.1.29   Books of Account.   Seller has not engaged in any
transaction, maintained any bank account or used any of the funds of Seller except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Business.

     2.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

          2.2.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          2.2.2 Authorization and Effect of Agreement. Purchaser has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents executed or to be executed by Purchaser. The execution, delivery and performance by Purchaser of each of the Transaction Documents executed or to be executed by Purchaser has been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Purchaser. This Agreement constitutes, and each of the other Transaction Documents to be executed by Purchaser will constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

           2.2.3 Conflicts. Neither the execution, delivery, nor performance of any Transaction Document executed or to be executed by Purchaser will (i) violate any material Law applicable to Purchaser, (ii) assuming receipt of the third party consents referred to in Section 2.2.4, violate, conflict with, permit the cancellation or acceleration of, or give rise to a loss of any benefit under, any material agreement or commitment to which Purchaser is a party or by which any of its properties are bound, or (iii) violate or conflict with any provision of the certificate of incorporation or bylaws, each as amended to date, of Purchaser.

          2.2.4 Consents. Except for filings with the FTC and the U.S. Department of Justice pursuant to the HSR Act, and the expiration of the applicable waiting period thereunder, and except as listed on Schedule 2.2.4, no actions, consents, or approvals of, or filings with, any governmental authorities or any third parties are required in connection with the execution, delivery or performance by Purchaser of the Transaction Documents executed or to be executed by Purchaser.

          2.2.5 Adequate Funds. Purchaser has available to it all funds necessary to effect the purchase of the Acquired Assets in accordance with the terms of this Agreement.

          2.2.6 Disclosure. No representation or warranty by Purchaser contained in this Agreement, and no statement contained in any document furnished or to be furnished by or on behalf of Purchaser or any affiliate thereof to Seller or any of Seller's representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.


                                   ARTICLE III
                                    COVENANTS

     3.1 Covenants of Seller. Seller covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Purchaser:

          3.1.1 Employees and Business Relations. Seller shall use all commercially reasonable efforts to keep available the services of the present Employees (except normal separations of employees other than officers in the ordinary course of the Business and consistent with past practice), agents and consultants of the Business and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business.

          3.1.2 Update Representations and Warranties. Seller shall promptly disclose to Purchaser any information contained in its representations and warranties herein or the schedules hereto which, because of an event occurring after the date hereof, makes said representations and warranties or schedules incomplete or incorrect as of any time after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller herein or the schedules hereto for any purposes of this Agreement, except as consented to, in writing, by Purchaser, whose consent shall not be unreasonably withheld; provided, however, that in no event shall Purchaser's failure to consent be deemed to be unreasonably withheld if such disclosures would, individually or in the aggregate, impair the value or the use of the Acquired Assets or the Business.

          3.1.3 Satisfaction of Conditions. Seller shall use all commercially reasonable efforts to conduct the Business in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true in all material respects as though such representations and warranties were made on and as of such date. Furthermore, Seller shall cooperate with Purchaser and use all commercially reasonable efforts to satisfy promptly all conditions required hereby to be satisfied by Seller in order to expedite the consummation of the transactions contemplated hereby.

          3.1.4 Sale of Acquired Assets; Negotiations. Seller shall not, and Seller shall not cause or permit its respective affiliates, directors, officers, employees, agents, representatives, legal counsel, and financial advisors to, (i) solicit, initiate, accept, consider entertain or encourage the submission of proposals or offers from any person or entity with respect to the acquisition contemplated by this Agreement or any similar transaction wherein such person or entity would acquire all or any portion of the Acquired Assets or ownership interests in Seller, or any merger, consolidation, or business combination, directly or indirectly, with or for Seller or all or substantially all of the Business, or (ii) participate in any negotiations regarding, or, except as required by legal process (including pursuant to discovery or agreements existing on the date hereof), furnish to any person or entity (other than Purchaser) information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any person or entity (other than Purchaser) to do or seek any of the foregoing. Seller shall not enter into any agreement or consummate any transactions that would interfere with the consummation of the transactions contemplated by this Agreement. Seller shall promptly notify Purchaser if it receives any written inquiry, proposal or offer described in this Section 3.1.4 or any verbal inquiry, proposal or offer described in this Section 3.1.4 that is competitive with the terms of the transactions contemplated by this Agreement, and Seller shall inform such inquiring person or entity of the existence of this Agreement and make such inquiring person or entity aware of Seller's obligations under this Section 3.1.4. The notification under this
Section 3.1.4 shall include the identity of the person or entity making such inquiry, offer, or other proposal, the terms thereof, and any other information with respect thereto as Purchaser may reasonably request. Seller shall not provide any confidential information concerning the Business or its properties or assets to any third party other than in the ordinary course of the Business and consistent with prior practice. Seller has ceased and caused to be terminated any existing activities, discussions or negotiations with any person or entity conducted heretofore with respect to any of the foregoing.

          3.1.5 Access. Seller shall give to Purchaser's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours and at such other times as may be agreed upon in advance with the officers and representatives of Seller, all of the premises, properties, assets, records, contracts and other documents relating to the Business and shall permit them to consult with the officers, employees, accountants, auditors, counsel and agents of Seller for the purpose of making such investigation of the Business, as Purchaser shall desire to make, provided that such investigation shall not unreasonably interfere with Seller's business operations, and shall permit them to consult with any customers or suppliers of Seller regarding the Business, provided that such consultation shall not unreasonably interfere with Seller's or such
customer's or supplier's business operations.   Furthermore, Seller shall
furnish to Purchaser all such documents and copies of documents and records and information with respect to the affairs of the Business and copies of any working papers relating thereto as Purchaser shall from time to time reasonably request and shall permit Purchaser and its agents to make such physical inventories and inspections of the Acquired Assets as Purchaser may request from time to time.

          3.1.6 Operation of the Business. Seller will (unless the prior written consent of Purchaser is obtained):

          (a) Not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of business as presently conducted, not move from its current location, sell or otherwise dispose of any asset of Seller relating to the Business (other than Excluded Assets and other than inventory or equipment sold in the ordinary course of the Business and consistent with past practice) and will use commercially reasonable efforts to keep the Business intact.

          (b) Maintain the Acquired Assets in at least as good condition as they were being maintained as of the date hereof, normal wear and tear excepted.

          (c) Other than for cash distributions for partner tax purposes, not declare or pay any distribution in respect of Seller's equity interests or make any other payment, repurchase or distribution in respect of Seller's equity interests.

          (d) Except for the Critical Expenditures, not make, or commit to make, any capital expenditures greater than $20,000 in the aggregate.

          (e) Not create or amend any Employee Benefit Plan except as required by law.

          (f) Not grant any increases in officer compensation or, except in the ordinary course of the Business and consistent with past practice, in the compensation of any other Employees.

          (g) Not make any write-downs or write-offs of assets outside the ordinary course of the Business consistent with past practice.

          (h) Operate the Business in material compliance with all applicable Laws.

          (i) Not enter into any new contract or arrangement outside the ordinary course of the Business, consistent with past practice, with aggregate payments due to or from Seller of $20,000 or more or modify or terminate any existing contract or arrangement with aggregate payments due to or from Seller of $20,000 or more.

          (j) In connection with any contract or arrangement that expires pursuant to its terms between the date hereof and the Closing Date, not renew such contract or arrangement or enter into new terms (the "Renewal Contract") with respect to such contract or arrangement without the prior written consent of Purchaser.

          (k) Not take any action which materially accelerates the collection of the accounts receivable or decelerates the payment of accounts payable.

          (l) Maintain insurance covering the Acquired Assets on a basis consistent with past practice.

          (m) Pay all debts and obligations incurred by it in the operation of the Business in the ordinary course of the Business consistent with past practice.

          3.1.7 WARN Act Compliance. Through the Closing Date, Seller shall take all necessary actions to comply with the Federal Workers Adjustment and Retraining Act to the extent applicable. Purchaser shall not have any disclosure or announcement obligations under such act with respect to any Employees or Former Employees of Seller, and Seller shall indemnify Purchaser and hold Purchaser harmless from any action, claim, suit, proceeding or assertion of liability with respect thereto.

          3.1.8 Environmental Inspections. Seller agrees to cooperate with any reasonable request of Purchaser for a site assessment or site review concerning any environmental matter, including the making available of such personnel of Seller as Purchaser may reasonably request, so long as such activities do not unreasonably interfere with the conduct of Seller's business. At the discretion of Purchaser, Purchaser may arrange, at its sole expense, for one or more independent contractors to conduct tests of the Real Property, including tests of air, soil (including surface and subsurface materials), surface water and ground water, or any equipment or facilities located thereon, in order to identify any present or past release or threatened release of any hazardous substances. Such tests may be done at any time, or from time to time, upon reasonable notice and under reasonable conditions, which do not impede the performance of such tests.

          3.1.9 Employees. Seller acknowledges that notwithstanding any benefits which Purchaser may offer or provide to any Employee to whom Purchaser has extended an offer of employment, Seller has certain obligations with respect to Seller's Employees under Section 4980B of the Code and Section 601 et seq. of ERISA and agrees to comply with those obligations. Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any Employee or Former Employee, including wages, salaries, accrued vacation, any employment, incentive, compensation or bonus agreements or other benefits or payments on account of termination of employment prior to Closing by Seller, and shall indemnify Purchaser and hold Purchaser harmless from any losses thereunder.

          3.1.10 1997 Financial Statements. As soon as available, but in no event later than 15 days prior to Seller's delivery of the Final Statement pursuant to Section 1.6 hereof, Seller shall provide to Purchaser true and complete copies of the audited balance sheet of Seller at December 31, 1997 and the related statements of income, cash flow and changes in members equity for the fiscal year then ended, with an audit report thereon issued by KPMG Peat Marwick (the "1997 Financial Statements"). Such balance sheet, including the related notes, will, upon its delivery to Purchaser, fairly present in all material respects the financial positions, assets and liabilities (whether accrued, absolute, contingent or otherwise ) of Seller at the date indicated and such statement of income, cash flow and changes in members equity will, upon its delivery to Purchaser, fairly present in all material respects the results of operation, cash flow and changes in members equity of Seller for the period indicated, in each case in accordance with GAAP.

          3.1.11 HSR Notification. Purchaser and Seller shall use commercially reasonable efforts (including the filing of a request for early termination) to obtain the early termination of the waiting period under the HSR Act. Seller shall reimburse Purchaser for one-half of the filing fees for Purchaser's HSR Act filing.

          3.1.12 Physical Inventory. Purchaser may conduct a physical inventory in conjunction with Seller's year-end inventory under the supervision of Seller and each of the parties respective accounting firms; provided, however, that upon Purchaser's reasonable request, Seller shall permit Purchaser to conduct additional inventory procedures (including any additional physical inventories) at any time following Seller's year-end inventory as Purchaser deems reasonable to update and verify such physical inventory up to and including the Closing Date. Any adjustment to the value of the inventory to be acquired by Purchaser (as reflected in Net Working Capital) resulting from such physical inventory shall be reflected in the Final Adjustment Amount in accordance with Section 1.6.

          3.1.13   Environmental Matters.  At the request of Purchaser,
Seller shall cooperate with Purchaser, including use of all commercially reasonable efforts, in causing Purchaser to be added, prior to the Closing Date, as a co-applicant to Seller's application for participation in the Texas Natural Resource Conversation Commission's Voluntary Cleanup Program covering the Texas Plant.

     3.2 Covenants of Purchaser. Purchaser covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Seller:

     3.2.1 Closing. Purchaser will cooperate with Seller and use commercially reasonable efforts to satisfy promptly all conditions required hereby to be satisfied by Purchaser in order to expedite the consummation of the transactions contemplated hereby.

          3.2.2 Employees. Within 30 days following the date of this Agreement, Purchaser will provide Seller with a list (the "Employee List") of all Employees to whom Purchaser intends to make offers of employment. Purchaser will offer employment as of the Closing to all Employees on such Employee List, on terms of employment and conditions substantially similar to those in effect immediately prior to Closing for other comparably situated employees of Purchaser; provided, however, that nothing herein shall limit the ability of Purchaser to change the level of compensation and other terms and conditions of employment after the Closing Date.

          3.2.3   Employee Benefits.

          (a) Prior to the Closing, Seller and Purchaser will take all action necessary so that Purchaser will, effective as of the Closing Date, become the employer and plan sponsor of the Union Pension Plan. On or after the Closing, Purchaser shall continue to maintain (for such period as may be required by the applicable collective bargaining agreement) the Union Pension Plan in accordance with its terms as in effect immediately prior to the Closing and as may be required by the applicable collective bargaining agreement (with such changes as may be required by law or the applicable collective bargaining agreement).

          (b)   In connection with Purchaser's assumption of the Union
Pension Plan, Seller will cause the transfer of all of the assets attributable to the Union Pension Plan to the extent not automatically transferred in connection with Purchaser's assumption of such plan. Purchaser shall, effective as of the Closing Date, assume all of the liabilities and obligations of the Seller and its Affiliates in respect of the Union Pension Plan (i) relating to benefits accrued as of the Closing Date, (ii) for all minimum funding obligations payable after the Closing Date and (iii) all other obligations of a plan sponsor arising after the Closing Date and Seller and its Affiliates shall be relieved of all such liabilities and obligations with respect to the Union Pension Plan.

          (c) Purchaser will permit Employees who are hired by Purchaser and who are eligible to participate in Purchaser's 401(k) plan to effect a direct rollover of their accounts in the Burke 401(k) Plan to the Purchaser's 401(k) plan; provided that such rollover is permissible under the terms of Purchaser's 401(k) plan and the Code; provided, further that Seller shall have provided to Purchaser such written representations and other evidence reasonably satisfactory to Purchaser to permit Purchaser to conclude that such rollover is permissible.

          3.2.4 Collective Bargaining Agreements. Purchaser will assume the Articles of Agreement between EDOCO, a subsidiary of The Burke Group, L.L.C., and Oil, Chemical & Atomic Workers, International Union, AFL-CIO, Long Beach Local 1-128, which is currently in force at the California Plant and all of Seller's obligations thereunder arising solely after the Closing.

          3.2.5 Surveys; Title Commitments. Purchaser shall use commercially reasonable efforts to obtain the surveys and title commitments contemplated by clauses (xvi) and (xvii) of Sections 4.2(a), respectively as promptly as reasonably practicable.


                                  ARTICLE IV
                                   CLOSING

     4.1 Closing. Unless this Agreement is first terminated as provided in Section 7.1 hereof, and subject to the satisfaction or waiver of all conditions to the consummation of the transactions contemplated hereby, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Baker & Botts, L.L.P., in Houston, Texas, beginning at 9:00 a.m. (local time) on January 30, 1998 or at such other time or on such other date as the Purchaser and Seller shall otherwise agree. The date on which the Closing occurs is referred to herein as the "Closing Date." The Closing shall not be deemed to have been completed until the last of the conditions to be satisfied pursuant to this Agreement has been satisfied or waived.

     4.2   Conditions to Closing.

          (a) The obligations of Purchaser to effect the Closing are subject to the fulfillment, satisfaction or waiver of each of the following conditions precedent prior to the Closing:

               (i) The representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered by Seller to Purchaser pursuant to the provisions hereof shall have been true in all material respects (except that any representations and warranties of Seller which contain materiality qualifiers shall have been true in all respects) on the date hereof and shall be true in all material respects (except that any representations and warranties of Seller which contain materiality qualifiers shall be true in all respects) on the Closing Date with the same effect as though such representations and warranties were made as of such date.
Purchaser shall have received a certificate of Seller, dated the Closing Date, to the effect that the conditions specified in this clause (i) have been fulfilled.

               (ii) Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Purchaser shall have received a certificate of Seller, dated the Closing Date to the effect that the conditions specified in this clause (ii) have been fulfilled.

               (iii) Seller shall have executed and delivered to Purchaser the Bill of Sale and such other instruments of conveyance, all containing a general warranty of title, as shall in Purchaser's reasonable opinion be necessary or appropriate to convey to Purchaser all of the Acquired Assets free and clear of all Encumbrances, other than Permitted Encumbrances.

               (iv) Seller shall have executed and delivered to Purchaser a Limited Power of Attorney in the form of Exhibit E hereto.

               (v) Seller shall have executed and delivered to Purchaser the Escrow Agreement.

               (vi) Each of Seller and Arnold W. Ackerman shall have executed and delivered to Purchaser the Noncompetition Agreement.

               (vii) All consents or approvals listed (or required to be listed) on Schedule 2.1.4 shall have been obtained.

               (viii) Purchaser shall have obtained from Seller evidence satisfactory to Purchaser of the payment or release of any and all Encumbrances against any of the Acquired Assets (other than Permitted Encumbrances).

               (ix) Seller shall have (A) furnished to Purchaser (x) copies certified by the appropriate governmental official of the State of Delaware as of a date not more than ten (10) days prior to the Closing Date, of Seller's certificate of formation and all amendments thereto and (y) copies, certified by the Secretary or an Assistant Secretary of Seller, as of the Closing Date, of Seller's Limited Liability Company Agreement; (B) furnished to Purchaser a certificate of good standing issued with respect to Seller by the appropriate governmental official of the State of Delaware as of a date not more than ten
(10) days prior to the Closing Date; and (C) executed and delivered all such other documents, including a secretary's certificate relating to incumbency and corporate proceedings, and taken all such other actions as reasonably requested by Purchaser in connection with the consummation of the transactions contemplated hereby.

               (x) Howard Rice Nemerovski Canady Falk & Rabkin, a Professional Corporation (and/or Texas counsel selected by Seller and reasonably satisfactory to Purchaser), counsel for Seller, shall have delivered to Purchaser a written opinion, dated the Closing Date, in substantially the form of Exhibit F hereto.

               (xi) No inquiry, action, claim, or proceeding which, in the reasonable opinion of Purchaser, is material shall have been asserted, threatened or instituted against Purchaser to restrain or prohibit the consummation by Purchaser of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account or as a result thereof.

               (xii) No inquiry, action, claim, or proceeding which, if determined adversely to Seller, would reasonably be expected to have a Material Adverse Effect on the Business shall have been asserted, threatened, or instituted.

               (xiii) There shall have been no material adverse change in the Business or the Acquired Assets since December 31, 1996.

               (xiv)   [Intentionally Omitted].

               (xv) All filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a governmental authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

               (xvi) Purchaser shall have obtained, at Purchaser's expense, to the extent necessary to obtain a clean title commitment (with no survey exception), a survey of the real property associated with the California Plant that complies with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1992, including items 1, 2, 3, 5, 6, 8, 9, 10, 11 and 13 of Table A thereof, and the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of the certification) of an Urban Survey, utilizing a form of survey certification reasonably satisfactory to Purchaser.

               (xvii) Purchaser shall have obtained, at Purchaser's expense, a title insurance commitment issued by a title company that is reasonably satisfactory to Purchaser with respect to the leasehold interest relating to the California Plant conveyed hereunder evidencing a commitment to issue an ALTA Leasehold Owner's title insurance policy on a form reasonably satisfactory to Purchaser, insuring valid and enforceable leasehold interests, for such amount as Purchaser reasonably directs subject only to Permitted Encumbrances

               (xviii)   Purchaser shall have received an update of Schedule
2.1.9A to reflect any changes occurring subsequent to the date of this Agreement through and including the date immediately prior to the Closing Date. Such update shall be marked to show the changes made from the original Schedule 2.1.9A.

          (b) The obligations of Seller to effect the Closing are subject to the fulfillment, satisfaction or waiver of each of the following conditions precedent prior to the Closing:

               (i) The representations and warranties of Purchaser contained in this Agreement or in any schedule, certificate or document delivered by Purchaser to Seller pursuant to the provisions hereof shall have been true in all material respects (except that any representations and warranties of Purchaser which contain materiality qualifiers shall have been true in all respects) on the date hereof and shall be true in all material respects (except that any representations and warranties of Purchaser which contain materiality qualifiers shall be true in all respects) on the Closing Date with the same effect as though such representations and warranties were made as of such date. Seller shall have received a certificate of Purchaser, dated the Closing Date, to the effect that the conditions specified in this clause (i) have been fulfilled.

               (ii) Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing. Seller shall have received a certificate of Purchaser, dated the Closing Date to the effect that the conditions specified in this clause (ii) have been fulfilled.


<PAGE.   31

               (iii) Purchaser shall have executed and delivered to Seller the Assumption Agreement.

               (iv) Purchaser shall have executed and delivered to Seller the Noncompetition Agreement.

               (v) No inquiry, action, claim, or proceeding which, in the reasonable opinion of Seller, is material shall have been asserted, threatened, or instituted against Seller to restrain or prohibit the consummation by Seller of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account or as a result thereof.

               (vi) All filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a governmental authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

               (vii) All consents or approvals listed (or required to be listed) on Schedule 2.2.4 shall have been obtained.

               (viii) Baker & Botts, L.L.P., counsel for Purchaser, shall have delivered to Seller a written opinion, dated the Closing Date, in substantially the form of Exhibit G hereto.


                                 ARTICLE V
                      SURVIVAL AND INDEMNIFICATION

     5.1   Survival of Representations, Warranties and Covenants.

          (a) Each of the representations and warranties contained in this Agreement or in any document delivered in connection herewith will survive the Closing and remain in full force and effect thereafter until the one year anniversary of the Closing Date, regardless of any investigation at any time made by or on behalf of Purchaser or Seller, except that the representations and warranties set forth in Sections 2.1.8 (as to title to assets only), 2.1.9 (as to title to assets only), 2.1.10 (as to title to assets only), 2.1.15,
2.1.18 and 2.1.25 will survive the Closing and remain in full force and effect thereafter until 30 days following the expiration of any applicable statutes of limitation (including any extensions).

          (b)   Unless a specified period is set forth in this Agreement
(in which event such specified period will control), the covenants contained in this Agreement of this Agreement will survive the Closing and remain in effect indefinitely.

     5.2 Indemnification by Seller. Seller shall indemnify and hold harmless each Purchaser Party (hereinafter defined) in respect of any and all Damages (hereinafter defined) resulting from or relating to:

          (a) any and all liabilities and obligations of Seller of any nature whatsoever, except for the Assumed Liabilities;

          (b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Purchaser Party that relate to Seller, the Business, the Acquired Assets or any affiliate of Seller in which the principal event giving rise thereto occurred prior to the Closing or which results from or arise out of any action or inaction prior to the Closing of Seller, or any director, officer, employee, agent, representative or subcontractor of Seller;

          (c) nonperformance or breach of any representation or warranty on the part of Seller under this Agreement or any other Transaction Document, or any misrepresentation in or omission from any certificate furnished to Purchaser pursuant hereto; or

          (d) nonfulfillment of any covenant or agreement on the part of Seller under this Agreement or any other Transaction Document.

          (e) any failure of Seller or Purchaser to comply with any bulk sales or transfer law (including the bulk sales provisions of the Uniform Commercial Code in any jurisdiction) of any jurisdiction applicable to the sale and transfer of the Acquired Assets contemplated hereby.

          (f) subject to Section 7.2 hereof, all sales and transfer taxes in respect of real or personal property which may be due as a result of the sale taking place pursuant to this Agreement.

          (g) All actions, suits, proceedings, demands, assessments, judgments, reasonable attorney's fees, costs and expenses incident to any of the foregoing.


"Purchaser Party" shall mean Purchaser, any affiliate of Purchaser, including, without limitation, the owners of Purchaser, and any officer, director, or employee of Purchaser or of any affiliate of Purchaser, including, without limitation, the owners of Purchaser. "Damages" shall mean any and all damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including but not limited to reasonable attorneys' fees and expenses).

     5.3 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless each Seller Party (hereinafter defined) in respect of any and all Damages resulting from or relating to:

          (a)   any and all Assumed Liabilities;

          (b) nonperformance or breach of any representation or warranty on the part of Purchaser under this Agreement or any other Transaction Document, or any misrepresentation in or omission from any certificate furnished to Seller pursuant hereto;

          (c) nonfulfillment of any covenant or agreement on the part of Purchaser under this Agreement or any other Transaction Document; or

          (d) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Seller Party (hereinafter defined) that relate to Purchaser, the Business, the Acquired Assets or any affiliate of Purchaser which result from or arise out of any action or inaction after the Closing of Purchaser or any director, officer, employee, agent, representative or subcontractor of Purchaser.

          (e) subject to Section 7.2 hereof, all sales and transfer taxes in respect of real or personal property which may be due as a result of the sale taking place pursuant to this Agreement.

          (f) All actions, suits, proceedings, demands, assessments, judgments, reasonable attorney's fees, costs and expenses incident to any of the foregoing.

"Seller Party" shall mean Seller, any affiliate of Seller, including, without limitation, the owners of Seller, or any officer, director, or employee of Seller or of any affiliate of Seller, including, without limitation, the owners of Seller.

     5.4   Indemnification Procedures.

          (a) If an indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to Section 5.2 or 5.3 and such matter involves (i) any claim made against the indemnitee by any person or entity other than a Purchaser Party or a Seller Party or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against the indemnitee by any Person other than a Purchaser Party or a Seller Party, the indemnitee will give the indemnifying party prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding. Such notice will (A) provide (with reasonable specificity) the basis on which indemnification is being asserted, (B) set forth the actual or estimated amount of Damages for which indemnification is being asserted, if known, and (C) be accompanied by copies of all relevant pleadings, demands, and other papers served on the indemnitee. Failure of the indemnitee to give prompt notice pursuant to this Section 5.4.1 shall not relieve the indemnifying party of its obligations, except to the extent that the indemnifying party is actually prejudiced by such failure to give prompt notice.

          (b) The indemnifying party will have a period of 30 days after the delivery of each notice required by Section 5.4.1 hereof during which to respond to such notice. If the indemnifying party elects to defend the claim described in such notice, the indemnifying party will be obligated to compromise or defend (and will control the defense of) such claim, at its own expense and by counsel chosen by the indemnifying party and reasonably satisfactory to the indemnitee. The indemnitee will cooperate with the indemnifying party and counsel for the indemnifying party in the defense against any such claim, and the indemnitee will have the right to participate at its own expense in the defense of any such claim. If the indemnifying party does not respond within such 30-day period or responds during such 30 day period but elects not to defend such claim, the indemnitee will be free, without prejudice to any of the indemnitee's rights hereunder, at indemnifying party's expense, to compromise or defend (and control the defense of) such claim and to pursue such remedies as may be available to the indemnitee under applicable Law.

          (c) If the indemnifying party controls the defense of any claim, any compromise or settlement of such claim will require the prior written consent of the indemnitee, which will not be unreasonably withheld.

          (d) If an indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to Section 5.2 or 5.3 other than any matter described in Section 5.4.1 hereof, the indemnitee will give the indemnifying party prompt written notice of such claim. Such notice will (i) provide (with reasonable specificity) the bases for which indemnification is being asserted and (ii) set forth the actual or estimated amount of Damages for which indemnification is being asserted. Failure of the indemnitee to give prompt notice pursuant to this Section 5.4.4 shall not relieve the indemnifying party of its obligations, except to the extent that the indemnifying party is materially prejudiced by such failure to give prompt notice. The indemnifying party will have a period of 30 days after the delivery of each notice required by this Section 5.4.4 during which to respond to such notice. If the indemnifying party accepts (in writing) full responsibility for the claim described in such notice, the actual or estimated amount of Damages reflected in such notice will be conclusively deemed a liability that the indemnifying party owes, and will pay (in cash) upon demand, to the indemnitee. If the indemnifying party has disputed such claim or does not respond within such 30-day period, the indemnifying party and the indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations within 30 days after such negotiations begin, either the indemnifying party or the indemnitee may initiate litigation to resolve such disputes. If the indemnifying party does not respond within 30 days after delivery of any claim notice required by this Section 5.4.4, the indemnitee may initiate litigation to resolve such claim.

     5.5 Limitations. No claim by an indemnitee for indemnification for the breach of a representation or warranty in this Agreement (or in any certificate delivered pursuant hereto) may be made unless and until such indemnitee (together with all other Purchaser Parties or Seller Parties, as the case may be) has incurred Damages which total at least $100,000 in the aggregate, at which time all amounts in excess of $100,000 may be recovered as provided in this Article V. In addition, the aggregate amount of Damages which Seller or Purchaser is obligated to indemnify and hold harmless an indemnitee (together will all other Purchaser Parties or Seller Parties, as the case may be) against pursuant to Section 5.2(c) hereof or Section 5.3(b) hereof, respectively, shall be limited to $5,000,000.

     5.6 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

     5.7 Adjustment to Purchase Price. Seller and Purchaser agree that any indemnity payment made to Seller or Purchaser under this Article V will be treated by the parties on their tax returns as an adjustment to the purchase price for the Acquired Assets.


                                 ARTICLE VI
                           POST-CLOSING COVENANTS

     6.1 Payment Received. Seller and Purchaser each agrees that after the Closing they will hold and will promptly transfer and deliver to the appropriate party, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to another party, including any insurance proceeds, and will account to the appropriate party for all such receipts.
From and after the Closing, Purchaser shall have the right and authority to endorse the name of Seller (which endorsement of the name of Seller shall include the words "without recourse") on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Acquired Assets transferred to Purchaser hereunder.

     6.2 Copies of Records. From and after the Closing Date and until the second anniversary of the Closing Date, Purchaser shall allow Seller to make copies, for legitimate business uses, of the books and records of Seller which are transferred to Purchaser at Closing relating to time periods prior to and including the Closing Date. Such copies may be made only upon reasonable notice to Purchaser and shall be made at Seller's expense.

     6.3 Use of Name. From and after the Closing Date, Seller agrees to sign or file such consents or other documents as Purchaser shall reasonably request in order to permit Purchaser to use the name "The Burke Group" and "EDOCO" and variants thereof. From and after the Closing Date, Seller shall not itself use the name "The Burke Group" or "EDOCO" or any similar names or variants thereof. On the Closing Date, Seller will file with the appropriate authorities in Delaware and in each other jurisdiction in which Seller is qualified to do business such documentation as shall be necessary to change Seller's name in each such jurisdiction to a name bearing no similarity to "The Burke Group" or "EDOCO"" or any variants thereof.

     6.4 Further Assurances. From time to time at or after the Closing, at the request of Purchaser, Seller will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other action as Purchaser reasonably may request in order to consummate the transactions contemplated hereby, including the execution and delivery of such instruments and agreements as may be necessary or advisable to fully effect the transfer to Purchaser of the Acquired Assets.


                                ARTICLE VII
                         MISCELLANEOUS PROVISIONS

     7.1   Termination.

          (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing only as follows:

               (i)   By mutual consent of Seller and Purchaser.

               (ii) By Purchaser or Seller in writing if the Closing shall not have occurred on or before February 16, 1998.

               (iii) By Purchaser if Seller is in breach of any representation, warranty or covenant set forth in this Agreement and such breach has not been cured to the reasonable satisfaction of Purchaser within ten days following the delivery of notice to Seller of such breach.


               (iv) By Seller if Purchaser is in breach of any representation, warranty or covenant set forth in this Agreement and such breach has not been cured to the reasonable satisfaction of Seller within ten days following the delivery of notice to Purchaser of such breach.

               (v) By Purchaser or Seller if damages in excess of $250,000 (based on replacement cost) in the aggregate occurs to any of the Acquired Assets.

               (vi) By Purchaser or Seller if any remediation costs necessary to bring the Real Property into compliance with applicable Environmental Laws and any related fines, penalties or other similar costs (including but not limited to any such costs disclosed to Purchaser prior to the date hereof) equals an amount in excess of an aggregate of $250,000.

          (b) Seller acknowledges that Purchaser has not had adequate time to review the schedules to this Agreement nor has Purchaser been provided with any of the documents or other items referred to in such schedules. In addition, Purchaser has not had the opportunity to conduct any due diligence investigation with respect to the Acquired Assets or the Business. As a result, anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by Purchaser by written notice of termination at any time on or prior to January 22, 1998 if:

               (i) Purchaser is not satisfied in its sole discretion with the schedules to this Agreement or any of the documents or other items reflected in the such schedules; or

               (ii) Purchaser is not satisfied in its sole discretion with the results of the due diligence investigation conducted by Purchaser (or by any third party designated by Purchaser) with respect to the Acquired Assets or the Business, including but not limited to, the investigation of (i) the documents or other items disclosed in the schedules to this Agreement, (ii) the physical count of inventories and costing tests, (iii) verification of collectibility of accounts receivable and (iv) determination of Purchaser's long term liabilities under GAAP as a result of its assumption of the obligations under the Union Pension Plan.

          (c) In the event of the termination hereof pursuant to the provisions of this Section 7.1, no party shall have any liability under this Agreement other than for its breach, prior to such termination, of any representation, warranty, agreement or covenant contained herein.
Additionally, nothing contained herein shall be construed to limit any party's right of specific performance of this Agreement, if applicable.

     7.2 Transfer Taxes. Seller and Purchaser shall each bear responsibility for, and timely pay, 50% of all applicable transfer and sales taxes, if any, due as a result of the transfer of the Acquired Assets in accordance herewith.

     7.3 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses (including legal, accounting and investment banking fees and expenses) incidental to the preparation and negotiation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

     7.4 Contents of Agreement; Parties in Interest; etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

     7.5 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties; provided, however, that this Agreement may be assigned by Purchaser to an affiliate of Purchaser; provided, however, that no such assignment by Purchaser shall relieve Purchaser of liability hereunder in the event of nonperformance of any provision of this Agreement by such affiliate. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of Seller and Purchaser.

     7.6 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

     7.7 Non-Assignable Contracts. Nothing contained in this Agreement shall be construed as an assignment or an attempted assignment of any contract which is in law non-assignable without the consent of the other party or parties thereto, unless such consent shall be given.

     7.8 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and (a) delivered personally; (b) sent by telex or telecopy; (c) delivered by overnight express (charges prepaid); or (d) sent by first class registered mail or certified mail, postage prepaid, as follows:

If to Purchaser, to:

MMI Products, Inc.
515 W.  Greens Road
Suite 710
Houston, Texas  77067
Attention:  Mr. Julius S.  Burns
Facsimile:  (228) 876-1648


With required copy to:

Baker & Botts, L.L.P.
2001 Ross Avenue, Suite 700
Dallas, Texas  75201
Attention:  Mr. Michael A. Saslaw
Facsimile:  214-953-6503

If to Seller to:

The Burke Group, L.L.C.
c/o Duff Ackerman Goodrich & Associates, L.P.
Two Embarcadero Center
Suite 2930
San Francisco, California  94111
Attention:  Mr. Arnold W.  Ackerman
Facsimile:  415-788-7311

With a required copy to:

Howard Rice Nemerovski Canady Falk & Rabkin, a Profession Corporation
Three Embarcadero Center
Seventh Floor
San Francisco, California 94111
Attention: Mr. Richard Canady
Facsimile: 415-399-3041

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Notices sent by hand delivery shall be deemed to have been given when received; notices mailed in accordance with the foregoing shall be deemed to have been given three days following the Date so mailed; notices sent by telex or telecopy shall be deemed to have been given when electronically confirmed; and notices sent by overnight courier shall be deemed to have been given on the next business day following the date so sent.

     7.9 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Texas without giving effect to any choice of laws rules that may require the application of the laws of any other jurisdiction.

     7.10   Confidentiality and Press Release.

          (a) In connection with the transactions contemplated by this Agreement, any information furnished to, or obtained by, Purchaser from Seller or by Seller from Purchaser, as the case may be, or any of their respective officers, employees, attorneys, accountants, or authorized representatives, as a result of investigations by such parties or otherwise furnished by one party to the others in connection with the transactions contemplated by this Agreement, shall be treated as confidential information and kept confidential (unless otherwise having become publicly available through no breach of this Agreement) and, in the event that the transactions contemplated by this Agreement are not consummated, Seller, on the one hand, and Purchaser, on the other hand, each agree, upon such request, to return to the other parties all written information and copies thereof furnished by the other parties to such party, and each such party agrees to preserve and protect the confidential information and not to use such confidential information for itself, or permit any such confidential information to be made available to third parties, except to the extent contemplated hereby or as otherwise required by law. Following the Closing, neither Seller nor any other affiliate of Seller will use or disclose any confidential documents or information relating to the Business, except as otherwise required by applicable law. All information and documents relating to the Business will be deemed to be confidential unless such documents or information can be shown to have been in the public domain prior to such use or disclosure other than as a result of information disclosed by Seller or any other affiliate of Seller in violation of this Agreement.

          (b) Seller on the one hand, and Purchaser, on the other hand, hereby acknowledge and agree that the portion of any proposed press release by such party pertaining to the transactions contemplated hereby which references either such transactions or other parties hereto by name shall be coordinated with, and agreed upon, prior to the release or publication of such press release by Purchaser, on one hand, and Seller, on the other hand.

     7.11 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article V hereof, the other indemnified parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     7.12 Headings; Gender; Certain Terms. All section headings contained in this Agreement are for convenience of reference only, do not from a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity. Any reference to "including" herein shall mean "including but not limited to."
The conjunction "or" shall denote any one or more, or any combination or all, of the specified items or matters involved in the applicable list.

     7.13 Schedules and Exhibits. All exhibits and schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     7.14 Risk of Loss and Casualty Damage. The risk of loss or damage by fire or other casualty to the Acquired Assets or to the Business shall be upon Seller until transferred to Purchaser pursuant to this Agreement.

     7.15 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Furthermore, in lieu of such invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

     7.16 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     7.17 Attorney Fees. In the event any party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorneys' fees and costs.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

PURCHASER:

MMI PRODUCTS, INC.



By:   /s/ Julius S. Burns
     --------------------------
Name:   Julius S. Burns
Title:  President


SELLER:

THE BURKE GROUP, L.L.C.



By:   /s/ Arnold W. Ackerman
     --------------------------
Name:   Arnold W. Ackerman
Title:  Chairman/CEO

                                     EXHIBIT A

                         INDEMNIFICATION ESCROW AGREEMENT


THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of __________, 1997 (the "Closing Date") by and among MMI Products, Inc., a Delaware corporation ("Purchaser"), The Burke Group, L.L.C., a Delaware limited liability company ("Seller") and _________________________, as escrow agent ("Escrow Agent"). Purchaser, Seller and Escrow Agent are sometimes collectively referred to as the "Parties," and individually referred to as a "Party."

                                     RECITALS

     A. Each of Purchaser and Seller is a party to that certain Asset Purchase Agreement dated December ____, 1997 among Purchaser and Seller (the "Purchase Agreement").

     B. The Purchase Agreement provides for, among other things, the execution and delivery of this Agreement to establish an escrow fund from which certain indemnification obligations of Seller may be paid.

     C. Capitalized terms used in this Agreement, but not otherwise defined, shall have the respective meanings ascribed to them in the Purchase Agreement.

     NOW, THEREFORE, for good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE 1.

                         APPOINTMENT OF ESCROW AGENT;
                     ESTABLISHMENT OF ESCROW; INVESTMENT

     1.1 Appointment of Escrow Agent: Limited Responsibilities. Each of Purchaser and Seller hereby appoints, and Escrow Agent hereby accepts such appointment and agrees to act, as escrow agent and to hold, safeguard, and disburse the Indemnification Fund (as defined below) pursuant to the terms and conditions hereof. This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

     1.2 Deposit of Indemnification Fund. Concurrently with the execution and delivery of this Agreement, Purchaser is depositing with Escrow Agent an amount equal to $1,000,000 in immediately available funds (as increased or decreased by any earnings or losses thereon and as reduced by any disbursements under Article 2, the "Indemnification Fund"). Escrow Agent acknowledges receipt of cash in the amount of the initial deposit specified above. The aggregate cash purchase price paid to Seller at the Closing pursuant to Section 1.2 of the Purchase Agreement shall be reduced by the amount of the Indemnification Fund.

     1.3 Investment of Indemnification Fund. The Escrow Agent shall, pending the disbursement of the Indemnification Fund pursuant to this Agreement, invest the Indemnification Fund in accordance with the joint instructions of Purchaser and Seller in (a) direct obligations of, or obligations fully guaranteed by, the United States of America or any agency thereof, (b) certificates of deposit issued by a commercial bank having a combined capital surplus and undivided profits of not less than $100,000,000,
(c) money market funds investing solely in any of the above, or (d) other investments as jointly approved by Purchaser and Seller. Absent such joint instructions from Purchaser and Seller, the Escrow Agent shall invest the Indemnification Fund in any of the instruments or accounts listed in clauses
(a), (b) or (c) of the preceding sentence. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Indemnification Fund consisting of investments to provide for disbursements required to be made under this Agreement.


                                  ARTICLE 2.

                       CLAIMS; TERMINATION OF ACCOUNTS

     2.1   Claim Procedures.

     (a) Claim Procedure. From time to time on or before the expiration of the applicable period specified in the Purchase Agreement, Purchaser may give notice (a "Notice") to Seller and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a "Claim") Purchaser may have under Article V of the Purchase Agreement. If Seller gives notice to Purchaser and Escrow Agent disputing any Claim (a "Counter Notice") within thirty (30) days following receipt by Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 2.1(b). If no Counter Notice is received by Escrow Agent within such 30-day period, then the dollar amount of damages claimed by Purchaser as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and the Purchase Agreement and, at the end of such 30-day period, Escrow Agent shall pay to Purchaser the dollar amount claimed in the Notice from (and only to the extent of) the Indemnification Fund (plus the amount of earnings attributable thereto).
Escrow Agent shall not inquire or consider whether a Claim complies with the requirements of Article V of the Purchase Agreement.

     (b) Resolution of a Claim Dispute. If a Counter Notice is given with respect to a Claim, Escrow Agent shall make a disbursement with respect to the Indemnification Fund only in accordance with (i) written instructions of both Purchaser and Seller, or (ii) a final non-appealable order of a court of competent jurisdiction. Escrow Agent shall act on such court order without further question.

     2.2   Disbursements from Indemnification Fund.

     (a) Partial Disbursement. On the date of the one year anniversary of the Closing Date (the "Partial Disbursement Date"), Escrow Agent shall pay to Seller by way of certified check or bank check an amount equal to the difference of (x) the entire amount of the Indemnification Fund then remaining (excluding any earnings thereon), minus (y) the aggregate dollar amount of Claims, if any (as shown in the Notices of such Claims) outstanding on such date, minus (z) $250,000.

     (b) Final Disbursement. On the date of the second year anniversary of the Closing Date (the "Final Disbursement Date"), Escrow Agent shall distribute to Seller the excess, if any, of the then remaining amount of the Indemnification Fund over the aggregate dollar amount of Claims, if any (as shown in the Notices of such Claims) outstanding on such date. If any amount is retained in the Indemnification Fund for pending Claims, then Escrow Agent shall retain such amount until it receives joint written instructions of Purchaser and Seller or a final nonappealable order of a court of competent jurisdiction regarding the disbursement of such amount.

     (c) Earnings. Seller shall be entitled to all earnings on the Indemnification Fund, provided that, if Purchaser is entitled to a portion of the Indemnification Fund, Purchaser shall also be entitled to the earnings attributable to such portion. Notwithstanding anything to the contrary contained herein, earnings on the Indemnification Fund shall not be released until the Final Disbursement Date.

     (d) Termination of Fund. Upon payment of all moneys in the Indemnification Fund (regardless of the applicable clause of Section 2.2 pursuant to which such payments were made), the Indemnification Fund shall be deemed closed, and this Agreement shall be deemed terminated with respect to the Indemnification Fund.


                                    ARTICLE 3.

                             DUTIES OF ESCROW AGENT

     3.1 Degree of Care. Escrow Agent shall not be under any duty to give the Indemnification Fund held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement.

     3.2 Liability: Indemnification of Escrow Agent. Escrow Agent shall not be liable, except for its own negligence or willful misconduct and, except with respect to claims based upon such negligence or willful misconduct that are successfully asserted against Escrow Agent, Seller on the one hand and Purchaser on the other hand shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Indemnification Fund, or any loss of interest incident to any such delays. Nothing in this paragraph shall constitute a waiver of any claim which Purchaser or Seller may have against the other for contribution arising from their joint obligations to hold the Escrow Agent harmless hereunder. This section shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

     3.3 Reliance by Escrow Agent. Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

     3.4 Advice of Counsel. Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

     3.5 Subject to Taxes and Regulations. Escrow Agent does not have any interest in the Indemnification Fund deposited hereunder but is serving as escrow holder only and having only possession thereof. Any disbursements of income from the Indemnification Fund shall be subject to withholding regulations then in force with respect to United States taxes. Seller and Purchaser will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification.

     3.6 No Representation. Escrow Agent makes no representation as to the validity, value, genuineness, or the collectibility of any security or other document or instrument held by or delivered to it.

     3.7 No Advice. Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

     3.8   Resignation of Escrow Agent.  Escrow Agent (and any successor
Escrow Agent) may at any time resign as such by delivering the Indemnification Fund to any successor Escrow Agent jointly designated in writing by Seller on the one hand and Purchaser on the other hand, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising from or in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at the effective time of Escrow Agent's resignation it has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Indemnification Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by Seller on the one hand and Purchaser on the other hand or a final non-appealable order of a court of competent jurisdiction.

     3.9 Disputed Disbursements. In the event of any disagreement between Seller on the one hand and Purchaser on the other hand resulting in adverse claims or demands being made in connection with the Indemnification Fund or in the event that Escrow Agent is in doubt as to what action should be taken hereunder, Escrow Agent shall be entitled to retain the applicable Indemnification Fund until Escrow Agent shall have received (a) a final non-appealable order of a court of competent jurisdiction directing delivery of the applicable Indemnification Fund, or (b) a written agreement executed by Seller on the one hand and Purchaser on the other hand directing delivery of the applicable Indemnification Fund, in which event Escrow Agent shall disburse the applicable Indemnification Fund in accordance with such order or agreement. Escrow Agent shall act on such court order without further question.

     3.10 Compensation of Escrow Agent. Seller on the one hand and Purchaser on the other hand shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount of $____ on the Closing Date and $____ annually thereafter and agree to reimburse Escrow Agent for all reasonable expenses, disbursements, and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses, and disbursements of its counsel). Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. If on the Final Disbursement Date, the final fees, costs, expenses or reasonable attorney's fees, provided for herein, have not been paid, the Escrow Agent shall have the right to pay such fees, costs, expenses or reasonable attorney's fees from the Indemnification Fund.

     3.11 Use of Services. Seller and Purchaser authorizes Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository that Escrow Agent reasonably deems appropriate, including the Depositary Trust Company and the Federal Reserve Book Entry System.

                                    ARTICLE 4.

                                  MISCELLANEOUS

     4.1 Severability. If any provision of this Agreement as applied to any part or to any circumstance shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement and the application of such provision to any other part or to any other circumstance shall not be affected or impaired thereby.

     4.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties.

     4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which when taken together shall constitute the same agreement.

     4.4 Headings. The captions and headings used in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

     4.5 Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof. The rights and remedies of the Parties are cumulative and not alternative.

     4.6 No Third-Party Beneficiaries. Nothing in this Agreement shall create or confer upon any Person, other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.

     4.7 Notices. Unless otherwise provided herein, any notice, request, instruction, consent or other document required or permitted to be given pursuant to this Agreement shall be in writing and delivered personally, by facsimile or by a nationally recognized overnight courier service to the address for each Party specified below, or at such other address or location for a Party as shall be specified in writing by that Party. Any notice, request, instruction, consent or other document delivered as provided herein shall be deemed effectively given on the day after the dispatch of such notice.

If to Purchaser:

MMI Products, Inc.
515 West Greens Rd.
Suite 710
Houston, Texas 77067
Attention:  Julius S. Burns
Facsimile:  (228) 876-1648

With required copy to:

Baker & Botts, L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
Attention:  Michael A. Saslaw
Facsimile:  (214) 953-6503

If to Seller:

The Burke Group, L.L.C.
c/o Duff, Ackerman, Goodrich & Associates, L.P.
Two Embarcadero Center
Suite 2930
San Francisco, California 94111
Attention:  Arnold W. Ackerman
Facsimile: 415-788-7311

With required copy to:

Howard Rice Nemerovski
Canady Falk & Rabkin, P.C.
Three Embarcadero Center
Seventh Floor
San Francisco, California 94111
Attention:  Richard Canady
Facsimile:   (415) 399-3041

If to Escrow Agent:

-------------------------

-------------------------

-------------------------

Facsimile:
           ---------------------


     4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice of laws rules that may require the application of the laws of any other jurisdiction.

     4.9 Interpretation. Unless specifically stated otherwise, references to articles, sections and schedules refer to articles, sections and schedules in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation." Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender.

     4.10 Entire Agreement. This Agreement constitutes the sole understanding of the Parties with respect to the matters contemplated hereby and supersede and render null and void all prior agreements and understandings, written and oral, between the Parties with respect to such matters. No Party shall be liable or bound to the other Parties in any manner by any promises, conditions, representations, warranties or covenants except as specifically set forth herein.

     4.11 Amendment. Except as otherwise specifically provided for in this Agreement, no amendment, modification or alteration of the terms or provisions of this Agreement, including any schedules or exhibits, shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced.

     4.12 Assignment. This Agreement may not be assigned by any Party without the prior written consent of the non-assigning Parties; provided, however, that Purchaser may assign its rights under this Agreement to any affiliate of Purchaser or in connection with the sale or other transfer by Purchaser of the Acquired Assets.

IN WITNESS WHEREOF, each Party has executed, or caused to be executed, this Agreement as of the Closing Date.

SELLER:

THE BURKE GROUP, L.L.C.



By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------


PURCHASER:

MMI PRODUCTS, INC.


By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------


ESCROW AGENT:

[NAME OF NATIONAL BANK]


By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------

                                    EXHIBIT B

                          BILL OF SALE AND ASSIGNMENT

     THIS BILL OF SALE AND ASSIGNMENT (this "Bill of Sale and Assignment"), dated as of ___________, 1997, is made by The Burke Group, L.L.C., a Delaware limited liability company ("Seller") to MMI Products, Inc., a Delaware corporation ("Purchaser").


                             W I T N E S S E T H:

     WHEREAS, pursuant to that certain Asset Purchase Agreement (the "Purchase Agreement"), dated as of December__, 1997, by and between Seller and Purchaser, Seller has agreed to sell to Purchaser the Acquired Assets (as defined in the Purchase Agreement), on the terms and subject to the conditions set forth in the Purchase Agreement, and Purchaser has agreed to acquire and accept the Acquired Assets from the Seller on such basis; and

     WHEREAS, Seller desires to deliver to Purchaser such instruments of transfer as are required effectively to vest in Purchaser all right, title and interest in and to the Acquired Assets;

     WHEREAS, Section 4.2(a)(iii) of the Purchase Agreement contemplates that this Bill of Sale and Assignment is to be delivered by Seller to Purchaser at Closing; and

     WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement.

     NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein and in the Purchase Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged and accepted), the Seller does hereby agree as follows:

     SECTION 1. Transfer of Assets. Seller does hereby sell, assign, transfer and deliver unto Purchaser all of Seller's right, title and interest in and to the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances) of any kind or character:

     TO HAVE AND TO HOLD the Acquired Assets, with all of the appurtenances thereto, unto Purchaser and its successors and assigns for its and their use, it being understood that Seller does hereby bind itself, its successors and assigns to warrant and defend (to the extent provided in the Purchase Agreement) the same unto Purchaser and its successors and assigns against any person whomsoever claiming the same, or any part thereof or interest therein.

     SECTION 2. Warranties Cumulative. Seller acknowledges that any warranties or representations contained in the Purchase Agreement are in addition to and cumulative of any and all warranties and representations contained in this Bill of Sale and Assignment.

     SECTION 3. Further Assurances. Seller hereby acknowledges and reaffirms its obligations under Section 6.4 of the Purchase Agreement to execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other action as may be necessary or advisable to fully effect the transfer to Purchaser of the Acquired Assets or as may otherwise be required hereby.

     SECTION 4. Governing Law. To the extent permitted by applicable law, this Bill of Sale and Assignment and all questions and issues relating to its validity, enforceability, interpretation and performance shall be governed by and construed in accordance with the laws of the State of Texas.

     SECTION 5. Parties in Interest. This Bill of Sale and Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.

     SECTION 6. Conflicts. In the event of any conflict or ambiguity between the terms hereof and the Purchase Agreement, the terms of the Purchase Agreement shall govern and be controlling.

     IN WITNESS WHEREOF, this Bill of Sale and Assignment has been duly executed and delivered as of the date first above written.


THE BURKE GROUP, L.L.C.


By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------

                                    EXHIBIT C

                              ASSUMPTION AGREEMENT


     THIS ASSUMPTION AGREEMENT (this "Assumption Agreement") dated as of ____________, 1997, is entered into by and between The Burke Group, L.L.C., a Delaware limited liability company (the "Seller") and MMI Products, Inc., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

     WHEREAS, pursuant to the Asset Purchase Agreement dated as of December ___, 1997 between Seller and Purchaser (the "Purchase Agreement"), Purchaser has agreed to assume the payment, performance and discharge of the Assumed Liabilities (as defined in the Purchase Agreement), on terms and subject to conditions and exceptions set forth in the Purchase Agreement;

     WHEREAS, Section 4.2(b)(iii) of the Purchase Agreement contemplates that this Assumption Agreement is to be entered into and delivered at Closing:

     WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement.

     NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein and in the Purchase Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

     SECTION 1. Assumption of Liabilities. Purchaser does hereby assume and will pay, perform and discharge when due, all of the Assumed Liabilities. Except for the Assumed Liabilities, Purchaser does not assume, nor will Purchaser be obligated to pay, perform or discharge or be responsible or liable for, any obligations, duties or liabilities of Seller.

     SECTION 2. Conflicts. In the event of any conflict or ambiguity between the terms hereof and the Purchase Agreement, the terms of the Purchase Agreement shall govern and be controlling.

     SECTION 3. Counterparts. This Assumption Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 4. Governing Law. This Assumption Agreement and all questions and issues relating to its validity, enforceability, interpretation and performance shall be governed by and construed in accordance with the laws of the State of Texas.

     SECTION 5. Parties in Interest. This Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.

     IN WITNESS WHEREOF, this Assumption Agreement has been duly executed by an officer of the undersigned thereunto duly authorized all on the date first above written.


PURCHASER:

MMI PRODUCTS, INC.


By:
   -------------------------------------
  Name:
       ---------------------------------
  Title:
        --------------------------------


SELLER:

THE BURKE GROUP, L.L.C.



By:
   -------------------------------------
  Name:
       ---------------------------------
  Title:
        --------------------------------

                                    EXHIBIT D

                            NONCOMPETITION AGREEMENT

     THIS NONCOMPETITION AGREEMENT (this "Agreement"), dated as of ________________, 1997 among The Burke Group, L.L.C., a Delaware limited liability company ("Seller"), MMI Products, Inc. a Delaware corporation ("Purchaser") and Arnold W. Ackerman, individually ("Ackerman," and together with Seller, the "Restricted Persons").


                             W I T N E S S E T H :

     WHEREAS, Purchaser and Seller are parties to that certain Asset Purchase Agreement, dated as of December ___, 1997 (the "Purchase Agreement"), pursuant to which Purchaser has agreed to purchase, in accordance with and subject to the terms and conditions set forth in the Purchase Agreement, certain of the assets owned by Seller and used in connection with the operations of a concrete accessories plant in Converse, Texas (the "Texas Plant"), a chemical processing plant in Carson, California (the "Carson Plant") and an engineering services firm in Sacramento, California (the "Sacramento Firm," and together with the Texas Plant and the Carson Plant, the "Facilities," the operations of which, together with all activities of the Seller relating thereto, being referred to herein as the "Business");

     WHEREAS, to protect the value of the assets, properties and rights to be purchased by Purchaser pursuant to the Purchase Agreement, as a condition to Purchaser's obligation to purchase such assets, properties and rights, Purchaser is requiring that each Restricted Person enter into this Agreement with Purchaser. The Restricted Persons acknowledge that they are receiving substantial benefits from the performance by Purchaser of the Purchase Agreement and that they have agreed to enter into this Agreement to induce Purchaser to perform the transactions contemplated by the Purchase Agreement; and

     WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement;

     NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements set forth herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, agree as follows:

     1.   Covenant Not to Compete.

     (a) For a period of three years following the date hereof (the "Restricted Period"), without the express prior written permission of Purchaser, each of the Restricted Persons agrees that it will not, and will not cause or permit any of its affiliates, directors, officers, members, agents or other representatives to, directly or indirectly through any affiliates or agents, own, engage in, manage, operate, join, control, lend to, invest in or participate in the ownership, management, operations or control of, or be connected with, directly or indirectly, as a stockholder (other than as a passive holder of not more than five percent (5%) of any class of securities of any corporation or partnership, which securities have been registered under
Section 12 of the Securities Exchange Act of 1934, as amended), director, officer, employee, agent, partner, consultant, manager, operator, joint venturer or otherwise (whether for compensation or without compensation), any business or organization that is involved in (i) the manufacture, processing, sale, marketing or distribution of concrete accessories or hardware or chemicals used or useful in concrete construction applications or (ii) the provision of engineering services related to such activities, in the United States, its territories or possessions (the "Noncompetition Area").

     (b) During the Restricted Period, each of the Restricted Persons agrees that it will not directly or indirectly solicit or induce any person employed by the Purchaser or any of its affiliates to leave the employment of the Business or the Purchaser or its affiliates.

     (c) During the Restricted Period, each of the Restricted Persons agrees that it will not recruit or otherwise solicit or induce customers or suppliers of the Business or Purchaser to terminate their arrangement for the provision of services by or to the Business or Purchaser or otherwise to interfere with or cease their relationships with Purchaser, either directly or indirectly.

     (d)   The parties hereto intend that the covenants contained in this
Section 1 shall be construed as a series of separate covenants, one for each municipality, community, or county included within the Noncompetition Area. Should any court of competent jurisdiction determine that any covenant set forth in this Section 1 is unenforceable in respect of scope, duration, geographic area or any other matter, such court shall be empowered to substitute, to the extent enforceable, provisions similar to those set forth herein or other provisions so as to provide to Purchaser, to the fullest extent permitted by applicable law, the benefits intended by this Section 1.

     2. Consideration. Each of the Restricted Persons agrees that Purchaser's entry into and performance of the Purchase Agreement (which will substantially benefit each Restricted Person) constitutes the full consideration for the covenants and agreements of the Restricted Persons under this Agreement.

     3. Proprietary Information. Each of the Restricted Persons acknowledges that, upon the closing of transactions contemplated by the Purchase Agreement, the information, observations and data obtained by each of the Restricted Persons concerning the Acquired Assets, the Assumed Liabilities and the Business (except for the Excluded Assets) will be the property of Purchaser. Therefore, each of the Restricted Persons agrees that it will not, and will cause each of its affiliates, directors, officers, members, agents and other representatives not to, disclose to any person or entity or use for its own account or the account of any person or entity (other than Purchaser) any of such information, observations or data without Purchaser's express prior written consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public otherwise than as a result of a Restricted Person's or any of such affiliate's, director's, officer's, member's, agent's or other representative's act or omission to act or to the extent such disclosure is required by applicable law (in which case Purchaser shall be given reasonable notice prior to such disclosure). Each of the Restricted Persons agrees to deliver to Purchaser, at any time upon Purchaser's request, all memoranda, notes, plans, records, reports, and other documents (and copies thereof) relating to the Acquired Assets, the Assumed Liabilities or the Business which it may then possess or have under his/its control. In the event that either of the Restricted Persons or any of their respective affiliates is requested or required (by interrogatory, subpoena, demand or other legal process) to disclose any of such information, observations or data, such Restricted Person shall promptly notify Purchaser and cooperate with Purchaser to preserve the confidentially thereof to the extent it may do so under applicable law.

     4. Injunctive Relief. Each of the Restricted Persons acknowledges that the breach, or threatened breach, by it or any of its affiliates of the provisions of this Agreement would cause irreparable harm to Purchaser, which harm could not be fully redressed by the payment of damages to Purchaser. Each of the Restricted Persons acknowledges that the duration, scope and geographical application of this Agreement are reasonable under the circumstances. Accordingly, Purchaser shall be entitled, in addition to any other right or remedy it may have at law or in equity, to an injunction enjoining or restraining each of the Restricted Persons and its affiliates, or any of them, from any violation or threatened violation of this Agreement and each of the Restricted Persons hereby consents to the issuance of such injunction.

     5. Benefit and Assignment. No person or entity other than the parties hereto (and permitted assigns, as described below) is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto. None of the rights hereunder shall be assignable by any party without the prior written consent of the other parties; provided, however, that Purchaser shall have the right to assign this Agreement to any affiliate of Purchaser, to any lending institution in connection with any financing arrangements or to any transferee of all or any portion of the Acquired Assets.

     6. Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior oral and written agreements, commitments or understandings with respect to the matters provided herein. The provisions of this Agreement may only be waived, changed, modified, extended or discharged by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     7. Severability. If any part or any provision of this Agreement shall be invalid or unenforceable under applicable law, said part or provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of this Agreement, which shall be construed as if such invalid parts or provisions had not been inserted, except to the extent inconsistent with Section 1(d) hereof.

     8. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the laws of the State of Texas, without reference to its principles of conflict of laws.

     9. No Waiver. No delay or omission by Purchaser in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by Purchaser on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

     10. Attorney's Fees. If any action, suit or proceeding is brought by any of the parties hereto arising out of or relating to this Agreement or its breach, the successful or prevailing party in any such action, suit or proceeding shall be entitled to the full amount of its reasonable expenses, including all court costs and attorney's fees paid or incurred in connection therewith, in addition to such other relief as such party shall be entitled to.

     11. Section Headings. The section headings in this Agreement are for convenience only, form no part of this Agreement and shall not affect the interpretation of this Agreement.

     12. Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PURCHASER:

MMI PRODUCTS, INC.


By:
   -----------------------------------
  Name:
       -------------------------------
  Title:
        ------------------------------


RESTRICTED PERSONS:

THE BURKE GROUP, L.L.C.


By:
   -----------------------------------
  Name:
       -------------------------------
  Title:
        ------------------------------


By:
   -----------------------------------
     Arnold W. Ackerman

                                    EXHIBIT E

                           LIMITED POWER OF ATTORNEY



STATE OF
        -----------------------
                                        KNOW ALL MEN BY THESE PRESENTS:

COUNTY OF
         ----------------------


     The undersigned The Burke Group, L.L.C., a Delaware limited liability company, as seller ("Seller"), as part of the consideration for the purchase on the date hereof by MMI Products, Inc., a Delaware corporation, as Purchaser ("Purchaser"), pursuant to that certain Asset Purchase Agreement dated as of December ___, 1997, between Purchaser and Seller (the "Purchase Agreement"), of the Acquired Assets (as defined in the Purchase Agreement), does hereby constitute and appoint Purchaser, its successors and assigns the true and lawful attorney of Seller with full power of substitution and resubstitution, having full right and authority, in the name of Seller or in the name of Purchaser, to collect all accounts receivable due from customers of the Business (as defined in the Purchase Agreement).

     Seller and Purchaser have agreed that all such collections made on and after the date hereof with respect to the periods prior to the date hereof are for the account of Purchaser. On and after the date hereof, Seller agrees that it shall not contact, or make any attempt to collect from such customers, and that Purchaser shall have the right to endorse with the name of Seller any checks received in payment of such accounts receivable.

     Seller further agrees that the foregoing powers are coupled with an interest and shall not be revocable by Seller in any manner or for any reason.

     IN WITNESS WHEREOF, the undersigned has caused this Limited Power of Attorney to be duly executed and delivered as of the ____ day of ___________, 1997.



                                 THE BURKE GROUP, L.L.C.


                                 By:
                                    ------------------------------------
                                 Name:
                                      ----------------------------------
                                 Title:
                                       ---------------------------------



STATE OF
        ----------------------
                                    SS:
COUNTY OF
         ---------------------


     Before me _________________________________ on this day personally appeared _________________________, known to me to be the person whose name is subscribed to the foregoing instrument, and known to me to be the _______________________ of The Burke Group, L.L.C., a Delaware limited liability company, and acknowledged to me that he executed said instrument for the purposes and consideration therein expressed, and as the act of said corporation.

     GIVEN under my hand and seal of office on this the ____ day of ___________, 1997.


                                                 ----------------------------
                                                 Notary Public in and for
                                                 the State of _______________

My Commission Expires:

------------------------

My County of Residence:

------------------------

                                    EXHIBIT F

                   FORM OF LEGAL OPINION OF SELLER'S COUNSEL

     The opinion of Howard Rice Nemerovski Canady Falk & Rabkin, a Professional Corporation, counsel to Seller, to be delivered at Closing pursuant to Section 4.2(a)(x) of this Agreement shall be to the effect set forth below.
Capitalized terms used in this Exhibit F without definition have the respective meanings set forth in this Agreement.

     1. Seller is a limited liability company duly formed, validly existing and in good standing under the Delaware Limited Liability Company Act (the "Delaware Limited Liability Company Act") with all requisite power and authority to own, lease and operate its property and assets and to carry on its business as now conducted. Seller is duly qualified to do business as a foreign limited liability company and is in good standing in Texas and California .

      2. Seller has all requisite limited liability company power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party, and to consummate the transactions contemplated thereby. The execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation by Seller of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of Seller and its members.

     3. Each of the Transaction Documents to which Seller is a party has been duly and validly executed and delivered by Seller and its members, and constitutes a legal, valid and binding obligation of Seller enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, liquidation, fraudulent conveyance or similar laws relating to or affecting creditors' rights generally or by the application of general principles of equity (whether considered in a proceeding at law or in equity).

     4. Neither the execution, delivery and performance of the Transaction Documents to which Seller is a party by Seller, nor the sale of the Acquired Assets by Seller pursuant thereto (a) contravenes or violates any provision of the certificate of formation or limited liability company agreement of Seller,
(b) results in the breach, termination or acceleration of rights or obligations under, constitutes a default under (with or without notice or the lapse of time or both) or results in the imposition of a lien under, any of the terms, conditions or provisions of any material agreement to which Seller is a party listed on Schedule 2.1.8B, 2.1.9B or 2.1.11 to the Agreement or identified as material in an officer's certificate delivered to counsel to Seller, or (c) constitutes or results in a violation of any applicable Law applicable to Seller or, to our knowledge, any order, writ, injunction or decree of any court or governmental instrumentality to which Seller is named a party.

     5. To our knowledge, Schedule 2.1.17 to the Agreement sets forth a list and description of (i) all lawsuits, claims or administrative or other proceedings or investigations pending or threatened by, against or affecting Seller and relating to the Acquired Assets, Business, the Agreement or the transactions contemplated thereby and (ii) all judgments, orders, writs, injunctions, decrees or awards of any court, arbitrator or governmental or regulatory official, body or authority relating to the Acquired Assets or the Business. To our knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened, at law or in equity, or before or by any court, arbitrator or governmental or regulatory official, body or authority which (i) question the legality or validity of any of the Transaction Documents, (ii) question the legality or validity of actions taken or to be taken pursuant to any of the Transaction Documents, (iii) seek to prohibit the execution and delivery of, or prevent the consummation of any of the transactions contemplated by, any of the Transaction Documents, or (iv) seek damages arising out of or related to the execution and delivery of, or on account of actions to be taken under, any of the Transaction Documents.

     6.   Except for the consents and approvals referred to in Schedule
2.1.4 of the Agreement, no consent, approval, waiver, license or authorization or other action by or filing with any governmental authority is required in connection with the execution, delivery or performance by Seller of the Transaction Documents to which it is a party.

                                    EXHIBIT G

                  FORM OF LEGAL OPINION OF PURCHASER'S COUNSEL

     The opinion of Baker & Botts, L.L.P., counsel to Purchaser, to be delivered at Closing pursuant to Section 4.2(b)(vii) of this Agreement shall be to the effect set forth below. Capitalized terms used in this Exhibit G without definition have the respective meanings set forth in this Agreement.

     1. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified to do business as a foreign corporation and is in good standing in Texas and California.

     2. Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party, and to consummate the transactions contemplated thereby. The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser.

     3. Each of the Transaction Documents to which Purchaser is a party has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, liquidation, fraudulent conveyance or similar laws relating to or affecting creditors' rights generally or by the application of general principles of equity (whether considered in a proceeding at law or in equity).

     4. Neither the execution, delivery and performance of the Transaction Documents to which Purchaser is a party by Purchaser, nor the purchase of the Acquired Assets by Purchaser pursuant thereto (a) contravenes or violates any provision of the certificate of incorporation or bylaws of Purchaser, (b) results in the breach, termination or acceleration of rights or obligations under, or constitutes a default under (with or without notice or lapse of time or both), any of the terms, conditions or provisions of any material agreement to which Purchaser is a party or by which any of its assets may be bound that is filed as an exhibit to Purchaser's Registration Statement on Form S-4 (Reg. No. 333-29141) or to any subsequently filed Quarterly Reports on Form 10-Q of Purchaser, (c) constitutes or results in a violation of any applicable Law applicable to Purchaser or, to our knowledge, any order, writ, injunction or decree of any court or governmental instrumentality to which Purchaser is named as a party which is identified to us in an officer's certificate of Purchaser.

     5. To our knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened, at law or in equity, or before or by any court, arbitrator or governmental or regulatory official, body or authority which (i) question the legality or validity of any of the Transaction Documents, (ii) question the legality or validity of actions taken or to be taken pursuant to any of the Transaction Documents, (iii) seek to prohibit the execution and delivery of, or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents, or (iv) see damages arising out of or related to the execution and delivery of, or on account of actions to be taken under, any of the Transaction Documents.

     6.   Except for the consents and approvals referred to in Schedule
2.2.4 of the Agreement, no consent, approval, waiver, license or authorization or other action by or filing with any governmental authority of the State of Texas or the United States is required in connection with the execution, delivery or performance by Purchaser of the Transaction Documents to which it is a party.